As filed with the Securities and Exchange Commission on February 6, 2004
Registration No. 333-110629

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WebMD Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3236644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
669 River Drive, Center 2
Elmwood Park
New Jersey 07407-1361
(201) 703-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles A. Mele, Esq.

Executive Vice President and General Counsel
WebMD Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(201) 703-3400
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Stephen T. Giove, Esq.
Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate	Amount of
securities to be registered	registered	unit or share(1)	offering price(1)	registration fee

1.75% Convertible Subordinated Notes Due 2023	$350,000,000	100%	$350,000,000	$28,315(3)

Common Stock, $.0001 par value	(2)	(2)	(2)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)	Includes 22,742,040 shares of common stock issuable upon conversion of the notes at the rate of 64.9773 shares of common stock per $1,000 principal amount of the notes. Under Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	Previously paid.

(4)	Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$350,000,000

WebMD Corporation

1.75% Convertible Subordinated Notes due 2023

and
Common Stock Issuable Upon Conversion of the Notes

     We issued $300,000,000 and $50,000,000 aggregate principal amount of our 1.75% convertible subordinated notes due 2023 in a private placement in June 2003 and July 2003, respectively.

     We will pay interest on the notes on June 15 and December 15 of each year. The first interest payment was made on December 15, 2003. In addition, we will pay contingent interest during the period from June 20, 2010 to December 14, 2010 and during any period from December 15 to June 14 and from June 15 to December 14 thereafter, if the average trading price of a note for the five trading days ending on the second trading day immediately preceding the first day of the applicable period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per $1,000 principal amount of notes in respect of any such period will equal 0.25% per annum of the average trading price of the notes for the five trading days ending on the second trading day immediately preceding such period. The notes were issued only in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2023.

     The selling securityholders identified in this prospectus may offer from time to time up to $350,000,000 of the notes and shares of our common stock issuable upon conversion of the notes. If required, we will set forth the names of any other selling securityholders in a post-effective amendment to the registration statement of which this prospectus is a part. We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See “Plan of Distribution.”

     Before June 15, 2008, the notes are not subject to redemption. We may redeem the notes in whole or in part at any time on or after June 15, 2008 and prior to June 20, 2010, subject to certain conditions, for cash, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the redemption date. If we redeem the notes under these circumstances, we will make an additional cash payment on the redeemed notes equal to $259.26 per $1,000 principal amount of notes, less the amount of any interest actually paid and accrued and unpaid on the notes. On or after June 20, 2010, we may, at our option, redeem the notes, in whole or in part, for cash at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the redemption date.

     Holders may require us to purchase for cash all or a portion of their notes on June 15, 2010, June 15, 2013 and June 15, 2018, for a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase. Holders have the option, subject to certain conditions, to require us to repurchase any notes held by them in the event of a “change in control,” as described in this prospectus, at a price equal to 100% of the principal amount of notes plus accrued and unpaid interest to the date of repurchase in cash or, at our option, in shares of our common stock, or a combination thereof.

     Holders may surrender their notes for conversion into 64.9773 shares of our common stock per $1,000 principal amount of notes (subject to adjustment) under any of the following circumstances: (1) during any “conversion period,” as described in this prospectus, prior to June 15, 2021, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price per share of our common stock on the first day of the conversion period; (2) at any time on or after June 15, 2021 through the business day immediately prior to the maturity of the notes, if the sale price of our common stock on any date on or after June 15, 2021 is more than 120% of the then current conversion price per share of our common stock; (3) during the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices of a note was less than 95% of the average sale price of our common stock during such five trading day period multiplied by the then current conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders converting their notes would receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, common stock or a combination of cash and common stock with a value equal to 100% of the principal amount of the notes on the conversion date; (4) if we call the notes for redemption; or (5) upon the occurrence of specified corporate transactions. The conversion rate of 64.9773 shares of common stock per $1,000 principal amount of notes is equivalent to an initial conversion price of approximately $15.39 per share. For a more detailed description of the notes, see “Description of Notes” beginning on page 40.

     On February 5, 2004, the last reported sale price for our common stock on the Nasdaq National Market was $8.97 per share. Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.”

     We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes originally issued in the private placement are eligible for trading in The PortalSM Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading in The PortalSM Market.

     Investing in the notes and common stock involves risks. See “Risk Factors” beginning on page 10.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2004.

IMPORTANT NOTICE TO READERS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
FORWARD-LOOKING STATEMENTS
CERTAIN CONSIDERATIONS RELATING TO THE HEALTHCARE INDUSTRY
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SIGNATURES
EX-23.1 Consent of Ernst and Young LLP

IMPORTANT NOTICE TO READERS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

      Unless otherwise indicated, in this prospectus, “WebMD,” “we,” “us” and “our” refer to WebMD Corporation and its subsidiaries.

      WebMD®, Web-MD®, WebMD Health®, The Medical Manager®, ULTIA™, Intergy®, Envoy®, ExpressBill®, Medscape®, WellMed®, POREX® and MEDPOR® are trademarks of WebMD Corporation or its subsidiaries.

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including “Risk Factors” and financial information) appearing elsewhere in this prospectus, as well as in the documents incorporated by reference in this prospectus.

Our Company

      Our business is comprised of four segments. Three of our business segments, Portal Services or WebMD Health, Transaction Services or WebMD Envoy and Physician Services or WebMD Practice Services, provide various types of healthcare information services and technology solutions. Our fourth business segment, Plastic Technologies, is known as Porex. The following overview describes our key products, services and markets:

•	Healthcare Information Services and Technology Solutions. We provide a range of information services and technology solutions for participants across the entire continuum of healthcare, including physicians and other healthcare providers, payers, suppliers and consumers. Our products and services promote administrative efficiency and assist in reducing the cost of healthcare and creating better patient outcomes.

—	WebMD Health. Our Portal Services segment, WebMD Health, provides online healthcare information, educational services and other resources for consumers and healthcare professionals. Our online offerings for consumers help them become better informed about healthcare choices and assist them in playing an active role in managing their own health. Our offerings for healthcare professionals help them improve their clinical knowledge, as well as their communication with patients regarding treatment options for specific health conditions. We also provide online content for use by media and healthcare partners in their Web sites.

We reach a large audience of health-involved consumers and clinically active healthcare professionals. We work closely with pharmaceutical, medical device and other healthcare companies to develop innovative online channels of communication to our audience, or targeted portions of our audience, that complement their offline education, marketing and customer service programs.

In addition, through WebMD Health Manager Services, we provide employers and health plans with access to a suite of online tools and related services, for use by their employees and plan members. These tools and services provide a framework for better decision-making by healthcare consumers and can assist employers and plans in managing demand while improving quality of care.

We generate revenue by selling sponsorships of specific pages, sections or events on our portals and related e-mailed newsletters, and by licensing our content and our online tools and related software and services. The majority of our WebMD Health revenues come from a small number of customers. Our WebMD Health customers include pharmaceutical, biotech and medical device companies, employers and health plans and media distribution companies.

—	WebMD Envoy. Our Transaction Services segment, WebMD Envoy, provides healthcare reimbursement cycle management services, including transmission of electronic transactions between healthcare payers and physicians, pharmacies, dentists, hospitals, laboratory companies and other healthcare providers. The use of electronic transactions significantly reduces processing time and costs, as compared to mail, fax or telephone, and increases productivity for both payers and providers. The transactions that we facilitate include:

• administrative transactions, such as claims submission and status inquiry, eligibility and patient coverage verification, referrals and authorizations, and electronic remittance advice, and

• clinical transactions, such as lab test ordering and reporting of results.

We also provide automated patient billing services to providers, including statement printing and mailing services. In addition, through Advanced Business Fulfillment, Inc., which we acquired on July 17, 2003, we provide healthcare paid-claims communications services for third-party administrators and health insurers, including print-and-mail services for the distribution of checks, remittance advice, and explanations of benefits. We are focused on continuing to increase the percentage of healthcare transactions that are handled electronically and on providing value-added services to providers and payers in connection with our transmission of their transactions.

We generate revenue by selling our transaction services to healthcare payers and providers, generally on either a per transaction basis or, in the case of some providers, on a monthly fixed fee basis. We also generate revenue by selling our patient statement and paid-claims communication services, typically on a per statement or per communication basis. A significant portion of WebMD Envoy revenues come from the country’s leading national and regional healthcare payers.

—	WebMD Practice Services. Our Physician Services segment, WebMD Practice Services, develops and markets information technology systems for healthcare providers, primarily under The Medical Manager, Intergy, ULTIA and Medical Manager Network Services brands. Our systems include:

• administrative and financial applications that enable healthcare providers and their administrative personnel to manage their practices more efficiently, and

• electronic medical record and other clinical applications that assist them in delivering quality patient care.

In addition, through Medical Manager Network Services, we provide integrated access to our WebMD Envoy transaction services. These systems and services allow physician offices to automate their scheduling, billing and other administrative tasks, to transmit transactions electronically, to maintain electronic medical records and to automate documentation of patient encounters.

Our systems are scalable to meet the needs of a wide variety of healthcare provider settings, from small physician groups to large clinics, and across various medical specialties. Customers can purchase a base system and then add additional modules and services over time to expand their use of information technology as needed.

We generate revenue from one-time fees for licenses to our software modules and for system hardware and from recurring fees for the maintenance and support of our software and system hardware. Pricing depends on the number and type of software modules to be licensed, the number of users, the complexity of the installation and other factors. Our Medical Manager Network Services and some of our other WebMD Practice Services products and services are priced on a monthly fee per user basis or a per transaction basis.

We believe that the combination, in one company, of WebMD Health, WebMD Envoy and WebMD Practice Services makes us well positioned to create significant improvements in the way that information is used by the healthcare industry, enabling increased efficiency, better decision-making and, ultimately, higher quality patient care at a lower cost.

•	Plastic Technologies. Our Plastic Technologies segment, Porex, develops, manufactures and distributes proprietary porous plastic products and components used in healthcare, industrial and consumer applications. Our Porex customers include both end-users of our finished products, as well as manufacturers that include our components in their products for the medical device, life science, research and clinical laboratory, surgical and other markets. Porex is an international business with manufacturing operations in North America, Europe and Asia and customers in more than 65 countries.

Recent Developments

Acquisition of Medifax-EDI

      On December 22, 2003, we completed our acquisition of Medifax-EDI, Inc., a leading provider of real-time medical eligibility transaction services and other claims management solutions to hospitals, medical centers, physician practices and other medical organizations throughout the United States. These services enable healthcare providers to verify insurance coverage for their patients on a real-time basis. Medifax-EDI is a privately held company based in Nashville, Tennessee.

      The purchase price was $280 million, including certain assumed liabilities, and was paid in cash, subject to customary, post-closing adjustments. Prior to closing, Medifax-EDI distributed its Pharmacy Services companies to its owner, an affiliate of Crescent Capital Investments, Inc., and these companies were not included in the transaction. Medifax-EDI will be combined with WebMD Envoy, our Nashville-based Transaction Services business.

      We believe that the acquisition of Medifax-EDI will strengthen WebMD Envoy’s position as a single-source vendor of all-payer, all-transaction service offerings to the healthcare provider marketplace. When combined, WebMD Envoy becomes a leading supplier of both medical claims and real-time transaction solutions for both commercial and government payers.

      WebMD Corporation is a Delaware corporation that was incorporated in December 1995 and commenced operations in January 1996 as Healtheon Corporation. Our principal executive offices are located at 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361 and our telephone number is (201) 703-3400. Our common stock has traded on the Nasdaq National Market under the symbol “HLTH” since February 11, 1999.

The Offering

Issuer	WebMD Corporation.

Notes	We issued $300,000,000 and $50,000,000 aggregate principal amount of our 1.75% convertible subordinated notes due 2023 in a private placement in June 2003 and July 2003, respectively. The selling securityholders identified in this prospectus may offer from time to time up to $350,000,000 of the notes and shares of our common stock issuable upon conversion of the notes.

Maturity	The notes will mature on June 15, 2023.

Interest Payment Dates	We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year, starting on December 15, 2003. The first interest payment will include interest from June 25, 2003, the date of original issuance. The second interest payment on June 15, 2004 also will include liquidated damages accrued from and including December 23, 2003 to but excluding the date the SEC declares effective the registration statement of which this prospectus is a part at the rate of 0.25% of the principal amount of the notes per annum, representing liquidated damages accrued as a result of our failure to cause the shelf registration statement of which this prospectus is a part to be declared effective by the SEC by December 22, 2003 (the 180th day following the date the notes were originally issued). See “Description of Notes — Registration Rights.”

Contingent Interest	We will pay contingent interest to the holders of the notes during the period from June 20, 2010 to December 14, 2010 and during any period from December 15 to June 14 and from June 15 to December 14 thereafter, if the average trading price of a note for the five trading days ending on the second trading day immediately preceding the first day of the applicable period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per $1,000 principal amount of notes in respect of any such period will equal 0.25% per annum of the average trading price of the notes for the five trading days ending on the second trading day immediately preceding such period. We will pay contingent interest, if any, in the same manner as we will pay interest.

Conversion	Holders may surrender their notes for conversion into our common stock at the applicable conversion rate under any of the following circumstances:

(i) during any conversion period prior to June 15, 2021, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price per share of our common stock on the first day of the conversion period;

(ii) at any time on or after June 15, 2021 through the business day immediately prior to the maturity of the notes, if the sale price of our common stock on any date on or after June 15, 2021 is more than 120% of the then current conversion price per share of our common stock;

(iii) during the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices of a note was less than 95% of the average sale price of our common stock during such five trading day period multiplied by the then current conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders converting their notes would receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to 100% of the principal amount of the notes on the conversion date;

(iv) if we call the notes for redemption; or

(v) upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights.”

A “conversion period” will be the period from and including the eleventh trading day in a fiscal quarter up to, but not including, the eleventh trading day of the following fiscal quarter.

For each note surrendered for conversion, a holder will receive 64.9773 shares of our common stock. This is equivalent to an initial conversion price of approximately $15.39 per share of our common stock. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest.

Ranking	The notes are:

• unsecured;

• junior to all of our existing and future senior indebtedness; and

• structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables, lease commitments and monies borrowed.

As of September 30, 2003, we and our subsidiaries had approximately $410 million of consolidated obligations effectively ranking senior to the notes. The notes rank equal in right of payment to our outstanding 3 1/4% convertible subordinated notes due 2007, $300 million principal amount of which are outstanding as of February 5, 2004. The indenture under which the notes were issued does not restrict our or our subsidiaries’ ability to incur additional senior or other indebtedness. See “Description of Notes — Subordination of Notes.”

Sinking Fund	None.

No Redemption Period	Before June 15, 2008, the notes are not subject to redemption.

Provisional Redemption Period	We may redeem the notes in whole or in part at any time on or after June 15, 2008 and prior to June 20, 2010 for cash, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the redemption date if: (1) the sale price of our common stock has exceeded 125% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption; and (2) the registration statement of which this prospectus is a part covering resales of the notes and the common stock issuable upon conversion of the notes is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required pursuant to the terms of the registration rights agreement with the initial purchaser of the notes. If we redeem the notes under these circumstances, we will make an additional cash payment on the redeemed notes equal to $259.26 per $1,000 principal amount of notes, less the amount of any interest actually paid and accrued and unpaid on the notes. See “Description of Notes — Redemption by WebMD.”

Optional Redemption	On or after June 20, 2010, we may, at our option, redeem the notes, in whole or in part, for cash at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes — Redemption by WebMD.”

Repurchase at the Option of the Holders	Holders may require us to purchase for cash all or a portion of their notes on June 15, 2010, June 15, 2013 and June 15, 2018, for a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes — Repurchase at Option of the Holders.”

Repurchase Upon a Change in Control	Holders may require us to repurchase their notes upon a change in control in cash, or, at our option, in our common stock or a combination of cash and common stock, at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase. If we pay the repurchase price in common stock, the common stock will be valued at 95% of the average sale price of our common stock for the five consecutive trading days ending on the third trading day prior to the repurchase date. See “Description of Notes — Repurchase Upon a Change in Control.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

Events of Default	The following will be events of default for the notes:

• default in the payment of the principal amount, redemption price or repurchase price of any note, including on a redemption or repurchase date, when such amount becomes due and payable, whether or not prohibited by the subordination provisions of the indenture;

• default in the payment of accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days, whether or not prohibited by the subordinated provisions of the indenture;

• failure by us to provide notice of a change in control as required by the indenture;

• failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

• default by us or any “significant subsidiary” in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the aggregate principal amount then outstanding of $30,000,000 or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 business days after notice to us in accordance with the indenture; or

• certain events of bankruptcy, insolvency or reorganization affecting us or a significant subsidiary.

See “Description of Notes — Events of Default.”

Nasdaq National Market Symbol for Common Stock	HLTH.

U.S. Federal Income Tax Considerations	The notes will be debt instruments subject to the U.S. federal income tax contingent payment debt regulations, and we and each holder agree in the indenture to treat the notes as such for U.S. federal income tax purposes. Pursuant to such treatment, the notes will be deemed to be issued with original issue discount for U.S. federal income tax purposes. Holders will accrue the original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the notes will have a significantly lower stated yield to maturity. We intend to compute and report, and pursuant to the terms of the indenture each holder agrees to compute, accruals of the original issue discount based upon a yield of 8.0%, compounded semiannually.

In accordance with our application of the contingent payment debt tax regulations, holders will also recognize gain or loss on the sale, purchase by us at their option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and their adjusted tax basis in the note. Any gain recognized by holders generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. See “Certain U.S. Federal Income Tax Considerations.”

PORTAL Trading of Notes	The notes are eligible for trading on The PortalSM Market until the notes are sold pursuant to this prospectus.

Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Risk Factors	In analyzing an investment in the notes and common stock offered by this prospectus, prospective investors should carefully consider, along with other matters referred to in this prospectus, the information set forth under “Risk Factors.”

      For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of the common stock, see “Description of Capital Stock.”

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

						Nine months ended
	Fiscal years ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges	*	*	*	*	*	*	1.6

*	The earnings for the years ended December 31, 2002 through 1998 and for the nine months ended September 30, 2002 were inadequate to cover total fixed charges. The coverage deficiencies for the years ended December 31, 2002 through 1998 were (in thousands): $63,192, $6,665,789, $3,082,115, $287,992 and $54,048, respectively. The coverage deficiency for the nine months ended September 30, 2002 was $60,213.

   In computing the ratio of earnings to fixed charges, earnings have been based on income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest, amortization of debt issuance costs and the portion of rental expense on operating leases attributable to interest.

RISK FACTORS

      This section describes circumstances or events that could have a negative effect on our financial results or operations or that could change, for the worse, existing trends in some or all of our businesses. The occurrence of one or more of the circumstances or events described below could have a material adverse effect on our financial condition, results of operations and cash flows or on the trading prices of the common stock and convertible notes that we have issued. The risks and uncertainties described below are not the only ones facing WebMD. Additional risks and uncertainties that are not currently known to us or that we currently believe are immaterial may also adversely affect our business and operations. You should carefully consider all of the information contained or incorporated by reference in this prospectus before deciding whether to invest in the notes and, in particular, the risks and uncertainties described below.

Risks Related to Our Relationships with Customers and Strategic Partners

WebMD Envoy’s transaction volume and financial results could be adversely affected if we do not maintain relationships with practice management system vendors and large submitters of healthcare electronic data interchange, or EDI, transactions

      We have developed relationships with practice management system vendors and large submitters of healthcare claims to increase the usage of our WebMD Envoy transaction services. WebMD Practice Services is a competitor of these practice management system vendors. These vendors, as a result of our ownership of WebMD Practice Services or for other reasons, may choose in the future to diminish or terminate their relationships with WebMD Envoy. Some other large submitters of claims compete with, or may have significant relationships with entities that compete with, WebMD Envoy or WebMD Health. To the extent that we are not able to maintain mutually satisfactory relationships with the larger practice management system vendors and large submitters of healthcare EDI transactions, WebMD Envoy’s transaction volume and financial results could be adversely affected.

WebMD Envoy’s transaction volume and financial results could be adversely affected if payers and providers conduct EDI transactions without using a clearinghouse

      There can be no assurance that healthcare payers and providers will continue to use WebMD Envoy and other independent companies to transmit healthcare transactions. Some payers currently offer electronic data transmission services to healthcare providers that establish a direct link between the provider and payer, bypassing third-party EDI service providers such as WebMD Envoy. We cannot provide assurance that we will be able to maintain our existing links to payers and providers or develop new connections on satisfactory terms, if at all. The standardization of formats and data standards required by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, may facilitate additional use of direct EDI links, allowing transmission of transactions between a greater number of healthcare payers and providers without use of a clearinghouse. Any significant increase in the utilization of direct links between healthcare providers and payers could have a material adverse effect on WebMD Envoy’s transaction volume and financial results.

Loss of a small number of sponsors could have a material adverse effect on WebMD Health’s revenues

      A substantial portion of WebMD Health’s revenues come from a relatively small number of sponsors. We expect this to continue in the future. Thus, the loss of a small number of relationships with sponsors or a reduction of their purchases could have a material adverse effect on our Portal Services revenues. We may lose such relationships or experience a reduction in purchases if customers decide not to renew their commitments or renew at lower levels, which may occur if we fail to meet our customers’ expectations or needs or fail to keep up with our competition or for reasons outside our control, including changes in economic and regulatory conditions affecting the healthcare industry or changes specific to the businesses of particular customers. See “Risks Related to Providing Products and Services to the Healthcare Industry — Developments in the healthcare industry could adversely affect our business” and “Certain Considerations Relating to the Healthcare Industry” below.

Third parties may bring claims as a result of the activities of our strategic partners or resellers of our products and services

      We could be subject to claims by third parties, and to liability, as a result of the activities, products or services of our strategic partners or resellers of our products and services. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in adverse publicity that could harm our business.

Risks Related to the Development and Performance of Our Healthcare

Information Services and Technology Solutions

Our ability to generate revenue could suffer if we do not continue to update and improve our existing products and services and develop new ones

      We must introduce new healthcare information services and technology solutions and improve the functionality of our existing products and services in a timely manner in order to retain existing customers and attract new ones. However, we may not be successful in responding to technological and regulatory developments and changing customer needs. The pace of change in the markets we serve is rapid, and there are frequent new product and service introductions by our competitors and by vendors whose products and services we use in providing our own products and services. If we do not respond successfully to technological and regulatory changes and evolving industry standards, our products and services may become obsolete. Technological changes may also result in the offering of competitive products and services at lower prices than we are charging for our products and services, which could result in our losing sales unless we lower the prices we charge. In addition, there can be no assurance that the products we develop or license will be able to compete with the alternatives available to our customers. For more information, see “Business — Healthcare Information Services and Technology Solutions — Competition for Our Healthcare Information Services and Technology Solutions” in our annual report on Form 10-K for the year ended December 31, 2002.

Developing and implementing new or updated products and services may take longer and cost more than expected

      We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our products and services. The cost of developing new healthcare information services and technology solutions is inherently difficult to estimate. Our development and implementation of proposed products and services may take longer than originally expected, require more testing than originally anticipated and require the acquisition of additional personnel and other resources. If we are unable to develop new or updated products and services on a timely basis and implement them without significant disruptions to the existing systems and processes of our customers, we may lose potential sales and harm our relationships with current or potential customers.

      For example, we have been incurring, and expect to continue to incur, significant expenses relating to implementation of the HIPAA electronic transaction and code sets standards and our “all-payer” suite of services, including expenses for additional technical and customer service personnel.

•	Implementation of the HIPAA transaction standards requires us, among other things, to make significant changes to the software WebMD Envoy uses internally, to engage in testing with its customers and to implement additional quality assurance processes. If our reprogramming and testing are not completed on a timely basis, we could lose customers and revenues.

•	Implementation of our “all-payer” suite of transaction services requires us to expand our connectivity to support a broader set of transaction services to non-commercial payers in key markets as well as to improve the functional capability of our claims and accounts receivable management solutions. We may not have enough technicians, programmers and customer service personnel to meet the demands placed on those functions by our customers and partners during the implementation period, which could adversely affect our relationships with them.

The amount and timing of future expenses for the HIPAA and “all-payer” implementations are difficult to estimate and may exceed amounts we have budgeted or continue for longer than expected. For more information about HIPAA, please see “Certain Considerations Relating to the Healthcare Industry — Health Insurance Portability and Accountability Act of 1996” below and “Business — Healthcare Information Services and Technology Solutions — WebMD Envoy — HIPAA” in our annual report on Form 10-K for the year ended December 31, 2002. For a description of our “all-payer” suite of services, see “Business — Healthcare Information Services and Technology Solutions — WebMD Envoy — Value-Added Services” in our annual report on Form 10-K for the year ended December 31, 2002.

New or updated products and services will not become profitable unless they achieve sufficient levels of market acceptance

      There can be no assurance that healthcare providers and payers will accept from us new or updated products and services or products and services that result from integrating existing and/or acquired products and services. Providers and payers may choose to use similar products and services from our competitors if they are already using products and services of those competitors and have made extensive investments in hardware, software and training relating to those products and services. Even providers and payers who are already our customers may not purchase new or updated products or services, especially when they are initially offered. Providers and payers using our existing products and services may refuse to adopt new or updated products and services when they have made extensive investments in hardware, software and training relating to those existing products and services. In addition, there can be no assurance that any pricing strategy that we implement for any such products and services will be economically viable or acceptable to the target markets. Failure to achieve broad penetration in target markets with respect to new or updated products and services could have a material adverse effect on our business prospects.

      For example, we are working to transform WebMD Envoy from a commercial claims clearinghouse to a supplier of a full complement of reimbursement cycle management solutions, including outsourcing for pre- and post-adjudication services for payer customers, sending claims transactions and receiving electronic remittance advice transactions for our provider and vendor customers, and other value-added services. However, there can be no assurance that customers who use our services for sending and receiving claims will use our value-added services, that value-added services will attract additional customers or that such services will generate sufficient revenues to cover the costs of developing, marketing and providing those services.

Achieving market acceptance of new or updated products and services is likely to require significant efforts and expenditures

      Achieving market acceptance for new or updated products and services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. In addition, deployment of new or updated products and services may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or updated products and services will justify amounts spent for their development, marketing and roll-out.

We could be subject to breach of warranty, product liability or other claims if our software products, information technology systems or transmission systems contain errors or experience failures

      Undetected errors in the software and systems we provide to customers or the software and systems we use to provide services could cause serious problems for our customers. For example, errors in our transaction processing systems can result in healthcare payers paying the wrong amount or making payments to the wrong payee. If problems like these occur, our customers may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under those agreements or initiate litigation or other dispute resolution procedures. We also provide products and services that assist in healthcare decision-making, including some that relate to patient medical histories and treatment plans. If these products malfunction or fail to provide accurate and timely information, we could be subject to product liability claims. In addition, we could face breach of warranty or other claims or additional development costs if our software and systems do not meet contractual performance standards, do not perform in accordance with their documentation, or do not meet the expectations that our customers have for them. Our software and systems are inherently complex and, despite testing and quality control, we cannot be certain that errors will not be found in prior versions, current versions or future versions or enhancements. See also “During times when we are making significant changes to our products and services, there are increased risks of performance problems” below.

      We attempt to limit, by contract, our liability for damages arising from negligence, errors or mistakes. However, contractual limitations on liability may not be enforceable in certain circumstances or may otherwise not provide sufficient protection to us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions. However, it is possible that claims could exceed the amount of our applicable insurance coverage or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may delay market acceptance of our products and services, including unrelated products and services.

Performance problems with WebMD Envoy’s systems or system failures could cause us to lose customers or cause customers to reduce the number of transactions we process for them

      We process payer and provider transactions and data at our facilities and at a data center in Tampa, Florida that is operated by an independent third party. We have contingency plans for emergencies with our systems; however, we have limited backup facilities to process information if these facilities are not functioning. The occurrence of a major catastrophic event or other system failure at any of our facilities or at the third-party facility could interrupt data processing or result in the loss of stored data, which could have a material adverse impact on our business.

      Our payer and provider customer satisfaction and our business could be harmed if WebMD Envoy experiences transmission delays or failures or loss of data in its systems. WebMD Envoy’s systems are complex and, despite testing and quality control, we cannot be certain that problems will not occur or that they will be detected and corrected promptly if they do occur. See also “During times when we are making significant changes to our products and services, there are increased risks of performance problems” below.

During times when we are making significant changes to our products and services, there are increased risks of performance problems

      If we do not respond successfully to technological and regulatory changes and evolving industry standards, our products and services may become obsolete. See “Our ability to generate revenue could suffer if we do not continue to update and improve our existing products and services and develop new ones” above. The software and systems that we sell and that we use to provide services are inherently complex and, despite testing and quality control, we cannot be certain that errors will not be found in any enhancements, updates and new versions that we market. Even if new products and services do not have performance problems, our technical and customer service personnel may have difficulties in installing them or in their efforts to provide any necessary training and support to customers.

      For example, we have had and may continue to have transmission or processing problems relating to implementation of the HIPAA electronic transaction and code sets standards and our “all-payer” suite of services. See “Developing and implementing new or updated products and services may take longer and cost more than expected” above. These problems include: transmission failures resulting from sending large batches of electronic transactions to non-commercial payers who have been accustomed to receiving transactions through a greater number of smaller batches: enrollment and other set-up errors resulting from the implementation of large numbers of customers simultaneously; and various other transmission, processing, interfacing and service problems resulting from the implementation of new software and new business processes.

If our systems or the Internet experience security breaches or are otherwise perceived to be insecure, our business could suffer

      A security breach could damage our reputation or result in liability. We retain and transmit confidential information, including patient health information, in our processing centers and other facilities. It is critical that these facilities and infrastructure remain secure and be perceived by the marketplace as secure. We may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by breaches. Despite the implementation of security measures, this infrastructure or other systems that we interface with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, attacks by third parties or similar disruptive problems. Any compromise of our security, whether as a result of our own systems or systems that they interface with, could reduce demand for our services.

Performance problems with WebMD Envoy’s systems could affect our relationships with customers of our Practice Services business

      WebMD Envoy provides the transaction services, including the “all-payer” transaction services, used by the Medical Manager Network Services customers of our Practice Services business. As an increasing number of our WebMD Practice Services customers rely on us to provide our “all-payer” suite of transaction services, disruptions to those services could cause some of those customers to obtain some or all of their software support requirements from competitors of ours or could cause some customers to switch to a competing physician practice management or billing software solution.

WebMD Envoy’s ability to provide transaction services depends on services provided by telecommunications companies

      WebMD Envoy relies on a limited number of suppliers to provide some of the telecommunications services necessary for its transaction services. The telecommunications industry has been subject to significant changes as a result of changes in technology, regulation and the underlying economy. Recently, many telecommunications companies have experienced financial problems, and some have sought bankruptcy protection. Some of these companies have discontinued telecommunications services for which they had contractual obligations to WebMD Envoy. WebMD Envoy’s inability to source telecommunications services at reasonable prices due to a loss of competitive suppliers could affect its ability to maintain its margins until it is able to raise its prices to its customers and, if it is not able to raise its prices, could have a material adverse effect on its financial results.

Risks Related to Providing Products and Services to the Healthcare Industry

Developments in the healthcare industry could adversely affect our business

      Almost all of the revenues of WebMD Health, WebMD Envoy and WebMD Practice Services come from customers in various parts of the healthcare industry. In addition, a significant portion of Porex’s revenues come from products used in healthcare or related applications. Developments that result in a reduction of expenditures by customers or potential customers in the healthcare industry could have a material adverse effect on our business. General reductions in expenditures by healthcare industry participants could result from, among other things:

•	government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services (for additional discussion of the potential effects of regulatory matters on our business and on participants in the healthcare industry, see the other “Risks Related to Providing Products and Services to the Healthcare Industry” described below in this section, “Certain Considerations Relating to the Healthcare Industry” below and Part II, Item 5 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003);

•	consolidation of healthcare industry participants;

•	reductions in governmental funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical companies, medical device manufacturers or other healthcare industry participants.

      Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending on information technology and services or in some or all of the specific segments of that market we serve or are planning to serve. For example, use of our products and services could be affected by:

•	changes in the billing patterns of healthcare providers;

•	changes in the design of health insurance plans;

•	changes in the contracting methods payers use in their relationships with providers; and

•	decreases in marketing expenditures by pharmaceutical companies or medical device manufacturers, including as a result of governmental regulation or private initiatives that discourage or prohibit promotional activities by pharmaceutical or medical device companies.

In addition, expectations of our customers regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to products and services of the types we provide.

      The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot provide assurance that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

Changes in government regulation or industry guidelines could adversely affect our continuing medical education offerings

      WebMD Health’s Medscape physician portal is a leading provider of online continuing medical education, or CME, to physicians and other healthcare professionals, offering a wide selection of free, regularly updated online CME activities. We receive funding from pharmaceutical and medical device companies for these CME programs. See “Business — Healthcare Information Services and Technology Solutions — WebMD Health — Medscape from WebMD — Continuing Medical Education (CME)” in our annual report on Form 10-K for the year ended December 31, 2002.

      Our CME activities are planned and implemented in accordance with the Essential Areas and Policies of the Accreditation Council for Continuing Medical Education, or ACCME, which oversees providers of CME credit. In August 2002, ACCME awarded Medscape a two-year provisional accreditation as a CME provider, allowing Medscape to certify online CME activities. Provision of CME is also subject to government regulation by the FDA and the Office of Inspector General, or OIG, of the United States Department of Health and Human Services, a federal agency responsible for interpreting certain federal laws relating to healthcare. Among the goals of regulation of CME is ensuring that funding of CME programs by pharmaceutical and medical device companies is not a means of providing improper remuneration to physicians or others in a position to generate business for those companies and does not result in improper influence or control of the content of CME programs by the sponsoring companies. See “Certain Considerations Relating to the Healthcare Industry — Regulation of Healthcare Relationships” and “— FDA and FTC Regulation of Advertising” below.

      Increased scrutiny by regulators of CME sponsorship by pharmaceutical or medical device companies, changes to existing regulation or ACCME guidelines or changes in internal compliance procedures of potential sponsors may require Medscape to make changes in the way it offers or provides CME programs, may slow sponsors’ internal approval processes for CME, and may reduce the volume of sponsored CME programs implemented by Medscape to levels that are lower than expected.

Government regulation of healthcare and healthcare information technology, including HIPAA, creates risks and challenges with respect to our compliance efforts and our business strategies

      General. The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operations of healthcare organizations. Federal and state legislatures and agencies periodically consider programs to reform or revise the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. We are unable to predict future proposals with any certainty or to predict the effect they would have on our business. In addition, existing laws and regulations could create liability, cause us to incur additional costs or restrict our operations. Although we carefully review our practices with regulatory experts in an effort to ensure that we are in compliance with all applicable state and federal laws, these laws are complex and subject to interpretation by courts and other governmental authorities, who may take positions that are inconsistent with our practices.

      Risks Related to the HIPAA Transaction Standards. Under HIPAA, Congress mandated a package of interlocking administrative simplification rules to establish standards and requirements for the electronic transmission of certain health information. The HIPAA transaction standards and code sets rule, which we refer to as the Transaction Standards, establish format and data content standards for eight of the most common healthcare transactions, using technical standards promulgated by recognized standards publishing organizations. These transactions include healthcare claims, enrollment, payment and eligibility. The effect of the Transaction Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Transaction Standards and their implementation or that we will be able to take advantage of any resulting opportunities. In addition, we are unable to predict what changes might be made in the future to the Transaction Standards or how those changes could affect our business.

•	Risks Relating to CMS Guidance and Implementation of our Contingency Plan. October 16, 2003 was the deadline for covered entities to comply with the Transaction Standards. Failure to comply with the Transaction Standards may subject covered entities, including our WebMD Envoy clearinghouse, to civil monetary penalties and possibly to criminal penalties. As discussed below in “Certain Considerations Relating to the Healthcare Industry — Health Insurance Portability and Accountability Act of 1996 — HIPAA Transactions Standards,” on July 24, 2003, the Centers for Medicare & Medicaid Services, or CMS, released its “Guidance on Compliance with HIPAA Transactions and Code Sets After the October 16, 2003 Implementation Deadline” (which we refer to as the CMS Guidance). In addition, on July 24, 2003, CMS officials participated in an “Open Door Forum” teleconference during which they provided additional clarification on planned enforcement practices. CMS has also urged the adoption of “contingency plans” to help prevent disruptions in the healthcare payment system. Under CMS’s contingency plan for Medicare, it will continue to accept claims in both HIPAA standard and legacy formats, with the legacy formats to be accepted for a period to be determined by CMS based upon a regular reassessment of the readiness of its electronic “trading partners.” In its announcement, the agency stated: “Implementing this contingency plan moves us toward the dual goals of achieving HIPAA compliance while not disrupting providers’ cash flow and operations, so that beneficiaries can continue to get the health care services they need.” In response, WebMD Envoy has announced a contingency plan, pursuant to which it will continue to process HIPAA standard transactions, and for a limited period of time, will also process legacy transactions as appropriate based on the needs of our business partners.

The CMS Guidance makes clear that CMS expects each party to every transaction to be accountable for compliance with the new standards as of October 16, 2003. However, the CMS Guidance provides for a flexible, complaint-driven enforcement strategy that will take into consideration good faith efforts to comply with the Transaction Standards. We believe that CMS’s enforcement approach to the Transaction Standards assisted in reducing disruptions in the flow of electronic transactions that otherwise could have occurred beginning on or before October 16, 2003. However, one short-term effect of CMS’s approach and related transition matters may be that, as a result of the extended period of testing and implementation, there could be fewer electronic transactions for us to process in late 2003 than would otherwise have been the case.

We cannot provide assurance regarding how CMS will regulate clearinghouses in general or WebMD Envoy in particular. In addition, even though major disruptions in the flow of electronic transactions may be less likely in light of CMS’s current approach to enforcement of the Transaction Standards, there have been isolated disruptions and we expect that there will continue to be some problems for a period of time. The costs to us of dealing with those problems are inherently difficult to estimate and may be more than we expect and/or continue for longer than anticipated. In addition, most of our trading partners are currently operating under their own contingency plans, and, accordingly, we would expect that there will be further disruptions during the adjustment period that occur once CMS requires all applicable parties to perform in accordance with the Transaction Standards. We may not have enough technicians, programmers and customer service personnel to meet the demands placed on those functions by our customers and partners during that adjustment period, which could adversely affect our relationships with them.

•	Risks Relating to HIPAA Content. We are working with our trading partners to complete quality assurance and testing on our enhanced clearinghouse data services for transmitting additional data content provided for in the Transaction Standards. We do not plan to place these services into full production until both our systems and payers’ adjudication systems are capable of handling the production volume of transactions with the additional data content. As with any highly complex data transition involving significant modifications to submitter, clearinghouse and payer systems, we are experiencing some problems during this process. We seek to resolve all such problems when identified, but testing continues with numerous submitters and payers and no assurance can be given that we will identify all problems promptly or that we will not continue to experience problems that delay the full implementation of these enhanced data services. See also “Risks Related to the Development and Performance of Our Healthcare Information Services and Technology Solutions — Developing and implementing new or updated products and services may take longer and cost more than expected” and “— During times when we are making significant changes to our products and services, there are increased risks of performance problems” above.

From October 16, 2003 to the date of this prospectus, the vast majority of claims we have received from submitters used legacy formats and did not contain the additional data content provided for in the Transaction Standards. A small number of our submitters currently send some additional HIPAA data content that does not yet pass through our clearinghouse. In order to facilitate transmission of claims with the standard HIPAA format, our clearinghouse software uses edits, including the use of default data, in the transmission of claims from our clearinghouse and some data received by us is not transmitted by us. To date, our software, editing procedures and production criteria for additional HIPAA content have not had a material effect on our ability to process and transmit transactions.

•	Cost of Compliance and Related Risks. We have been incurring, and expect to continue to incur, significant expenses relating to implementation of the Transaction Standards. Implementation of the Transaction Standards requires us, among other things, to make significant changes to the software WebMD Envoy uses internally, to engage in testing with its customers and to implement additional quality assurance processes. If our reprogramming and testing are not completed on a timely basis, we could lose customers and revenues. In addition, our ability to perform our transaction services in compliance with HIPAA and the cost to us of doing so will depend on, among other things, the status of the compliance efforts of our payer and provider customers and the extent of the need to adjust our systems and procedures in response to changes in their systems and procedures. We cannot control when or how payers, providers, practice management system vendors or other healthcare participants will comply with the Transaction Standards or predict how their compliance efforts will affect their relationships with us, including the volume of transactions for which they use our services. Our technological and strategic responses to the Transaction Standards may result in conflicts with, or other adverse changes in our relationships with, some healthcare industry participants, including some who are existing or potential customers for our products and services or existing or potential strategic partners.

•	Risks from Use of Direct Links. The standardization of formats and data standards required by HIPAA also creates risks for WebMD Envoy by potentially facilitating use of direct EDI links, allowing transmission of transactions between some healthcare payers and providers without use of a clearinghouse. Any significant increase in the utilization of direct links between healthcare providers and payers could have a material adverse effect on WebMD Envoy’s transaction volume and financial results.

      Risks Related to the HIPAA Privacy Standards. The HIPAA Standards for Privacy of Individually Identifiable Health Information rule, which we refer to as the Privacy Standards, establishes a set of basic national privacy standards and fair information practices for the protection by health plans, healthcare clearinghouses, healthcare providers and their business associates of individually identifiable health information. This rule became effective on April 14, 2001 and the compliance date for most entities was April 14, 2003. The Privacy Standards apply to the portions of our business that process healthcare transactions and provide technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. This rule provides for civil and criminal liability for its breach and requires us, our customers and our partners to use health information in a highly restricted manner, to establish policies and procedures to safeguard the information, to obtain individual authorizations for some activities, and to provide certain access rights to individuals. This rule may require us to incur significant costs to change our products and services, may restrict the manner in which we transmit and use the information, and may adversely affect our ability to generate revenue from the provision of de-identified information to third parties. The effect of the Privacy Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Privacy Standards and their implementation or that we will be able to take advantage of any resulting opportunities. In addition, we are unable to predict what changes to the Privacy Standards might be made in the future or how those changes could affect our business.

      Risks Relating to the HIPAA Unique Employer Identifier Standard. On May 31, 2002, the United States Department of Health and Human Services, or HHS, published the final rule regarding the HIPAA Unique Employer Identifier Standard. The Unique Employer Identifier Standard establishes a standard for identifying employers in healthcare transactions where information about the employer is transmitted electronically, as well as requirements concerning its use by covered entities. This rule requires the use of an employer identification number (EIN) as assigned by the IRS on all standard transactions that require an employer identifier to identify a person or entity as an employer. This standard applies to the portions of our business that process healthcare transactions or provide certain technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Unique Employer Identifier Standard by July 30, 2004. The effect of the Unique Employer Identifier

Standard on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Unique Employer Identifier Standard and its implementation or that we will be able to take advantage of any resulting opportunities.

      Risks Related to the HIPAA Security Standards. On February 20, 2003, HHS published the final HIPAA security standards rule, which we refer to as the Security Standards. The Security Standards establish detailed requirements for safeguarding patient information that is electronically transmitted or electronically stored. The Security Standards establish 42 implementation specifications, 20 of which are “required,” meaning they must be implemented as specified in the rule. Twenty-two are “addressable.” Complying with addressable implementation specifications requires a business to assess whether these specifications constitute a reasonable and appropriate safeguard for the particular business; if not, an alternative approach must be designed and implemented to achieve the particular standard. The Security Standards apply to the portions of our business that process healthcare transactions, that provide technical services to other participants in the healthcare industry, and that enable electronic communications of patient information among healthcare industry participants, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Security Standards by April 21, 2005. Some of the Security Standards are technical in nature, while others may be addressed through policies and procedures for using information systems. The Security Standards may require us to incur significant costs in evaluating our products and in establishing that our systems meet the 42 specifications. We are unable to predict what changes might be made to the Security Standards prior to the 2005 implementation deadline or how those changes might help or hinder our business. The effect of the Security Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Security Standards and their implementation or that we will be able to take advantage of any resulting opportunities.

      Risks Related to Regulation of Healthcare Relationships. A federal law commonly known as the Federal Healthcare Programs anti-kickback law and several similar state laws prohibit payments that are intended to induce healthcare providers either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws are broad and may apply to some of our activities or our relationships with our customers, advertisers or strategic partners. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent, or are for items or services that were not provided as claimed. Since we provide transaction services to healthcare providers, we cannot provide assurance that the government will regard errors in transactions processed by us as inadvertent and not in violation of these laws. In addition, our transaction services include providing edits, using logic, mapping and defaults, to enhance the information submitted in claims in order to assist in claims processing. We believe that our editing practices are in compliance with industry practice and applicable laws; however, it is possible that a court or governmental agency might interpret these laws in a different manner, which could result in liability and adversely affect our business. In addition, changes in these laws could also require us to incur costs or restrict our business operations. Many anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance that can be substantial. Even an unsuccessful challenge by regulatory authorities of our practices could cause us adverse publicity and be costly for us to respond to.

      Risks Related to Regulation of Medical Devices. Certain of Porex’s products are medical devices regulated by the Food and Drug Administration, or the FDA, such as plastic and reconstructive surgical implants, intravenous administration sets, blood filters, and tissue expanders. These products are subject to comprehensive government regulation under the Food, Drug and Cosmetic Act and implementing regulations. In addition, the FDA regulates WebMD Practice Services’ DIMDX System as a medical image management device. If the FDA were to find that we have not complied with required procedures, it can bring a wide variety of enforcement actions that could result in severe civil and criminal sanctions. Porex is also subject to similar regulation in international markets, with similar risks. Future products that we wish to bring to market may require clearances or approvals from governmental authorities, which may be expensive, time-consuming and burdensome to obtain.

      For more information regarding healthcare regulation to which we are or may be subject, see “Certain Considerations Relating to the Healthcare Industry” below.

Risks Related to Our Web Sites and Our Use of the Internet

Government regulation of the Internet could adversely affect our business

      The Internet and its associated technologies are subject to government regulation. Our failure, or the failure of our business partners, to accurately anticipate the application of applicable laws and regulations, or any other failure to comply, could create liability for us, result in adverse publicity, or negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality, consumer protection and other issues, including pricing, content, copyrights and patents, distribution, and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business. Government regulation of the Internet could limit the effectiveness of the Internet for the services that we are providing or developing or even prohibit particular services.

      For more information regarding government regulation of the Internet to which we are or may be subject, see “Certain Considerations Relating to the Healthcare Industry” below.

We face potential liability related to the privacy and security of personal information we collect on our Web sites

      Internet user privacy has become a controversial issue both in the United States and abroad. We have privacy policies posted on our consumer portal and our professional portal that we believe comply with applicable laws requiring notice to users about our information collection, use and disclosure practices. However, whether and how existing privacy and consumer protection laws in various jurisdictions apply to the Internet is still uncertain and may take years to resolve. Any legislation or regulation in the area of privacy of personal information could affect the way we operate our Web sites and could harm our business. Further, we can give no assurance that the statements on our portals, or our practices, will be found sufficient to protect us from liability or adverse publicity in this area.

      Some of our portal services may, through contractual relationships, be affected by the HIPAA Privacy Standards and Security Standards. See “Risks Related to Providing Products and Services to the Healthcare Industry — Government regulation of healthcare and healthcare information technology, including HIPAA, creates risks and challenges with respect to our compliance efforts and our business strategies” above.

      For more information regarding regulation of the collection, use and disclosure of personal information to which we may be subject, see “Certain Considerations Relating to the Healthcare Industry” below.

Our ability to maintain or increase our Portal Services sponsorship revenues will depend, in part, on our ability to retain or increase usage of our Portal Services by consumers and physicians

      WebMD Health generates revenues by, among other things, selling sponsorships of specific pages, sections or events on its online physician and consumer portals and related e-mailed newsletters. Our WebMD Health sponsors include pharmaceutical, biotech and medical device companies. While we currently attract a large audience of health-involved consumers and clinically active healthcare professionals to our online offerings, we cannot provide assurance that we will continue to do so. Users of our portals have numerous other online and offline sources of healthcare information services. If the traffic to our sites decreased significantly, our sponsorship revenues could be materially reduced.

Implementation of changes in hardware and software platforms used to deliver our Web sites may result in performance problems

      From time to time, we implement changes to the hardware and software platforms we use for creating and delivering our Web sites. During and after the implementation of those changes, a platform may not perform as expected, which could result in interruptions in the operation of our Web sites, an increase in response time of those sites or an inability to track performance metrics. Any significant interruption in our ability to operate our Web sites could have an adverse effect on our relationship with users and sponsors and, as a result, on our financial results.

Our Internet-based services rely on third-party service providers

      Our Web sites are designed to operate 24 hours a day, seven days a week, without interruption. To do so, we rely on communications and hosting services provided by third parties. We do not maintain redundant systems or facilities for some of these services. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss and other natural disasters;

•	communications failures;

•	software and hardware errors, failures or crashes;

•	security breaches, computer viruses and similar disruptive problems; and

•	other potential interruptions.

      We have experienced periodic system interruptions in the past, and we cannot guarantee that they will not occur again. In addition, our Web sites may, at times, be required to accommodate higher than usual volumes of traffic. At those times, our Web sites may experience slower response times or system failures. Any sustained or repeated interruptions or disruptions in these systems or increase in their response times could result in reduced usage of our Web sites and could damage our relationships with strategic partners, advertisers and sponsors. Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur or to provide for costs associated with business interruptions.

Our Internet-based services are dependent on the development and maintenance of the Internet infrastructure

      Our ability to deliver our Internet-based services is dependent on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high-speed modems, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and the amount of traffic. If the Internet continues to experience increased usage, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by increased usage.

      The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage, as well as the availability of the Internet to us for delivery of our Internet-based services. In addition, our customers who utilize our Web-based services depend on Internet service providers, online service providers and other Web site operators for access to our Web site. All of these providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing users of and advertisers and sponsors on our Web site and, if sustained or repeated, could reduce the attractiveness of our services.

Third parties may challenge the enforceability of our online agreements

      The law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that our online agreements with consumers and physicians that provide the terms and conditions for use of our portal services are unenforceable. A finding by a court that these agreements are invalid could harm our business and require costly changes to our portals.

Third parties may bring claims against us as a result of content provided on our Web site, which may be expensive and time consuming to defend

      We could be subject to third-party claims based on the nature and content of information supplied on our Web sites by us or third parties, including content providers, medical advisors or users. We could also be subject to liability for content that may be accessible through our Web sites or third-party Web sites linked from our Web sites or through content and information that may be posted by users in chat rooms, bulletin boards or on Web sites created by professionals using our Web site application. Even if these claims do not result in liability to us, investigating and defending against these claims could be expensive and time consuming and could divert management’s attention away from our operations.

Risks Related to Porex’s Business and Industry

Porex’s success depends upon demand for its products, which in some cases ultimately depends upon end-user demand for the products of its customers

      Demand for our Porex products may change materially as a result of economic or market conditions and other trends that affect the industries in which Porex participates. In addition, because a significant portion of our Porex products are components that are eventually integrated into or used with products manufactured by customers for resale to end-users, the demand for these product components is dependent on product development cycles and marketing efforts of these other manufacturers, as well as variations in their inventory levels, which are factors that we are unable to control. Accordingly, the amount of Porex’s sales to manufacturer customers can be difficult to predict and subject to wide quarter-to-quarter variances.

Porex’s success may depend upon satisfying rapidly changing customer requirements

      A significant portion of our Porex products are integrated into end products used in various industries, some of which are characterized by rapidly changing technology, evolving industry standards and practices and frequent new product introductions. Accordingly, Porex’s success depends to a substantial degree on our ability to develop and introduce in a timely manner products that meet changing customer requirements and to differentiate our offerings from those of our competitors. If we do not introduce new Porex products in a timely manner and make enhancements to existing products to meet the changing needs of our Porex customers, some of our products could become obsolete over time, in which case our customer relationships, revenue and operating results would be negatively impacted.

Potential new or enhanced Porex products may not achieve sufficient sales to be profitable or justify the cost of their development

      We cannot be certain, when we engage in Porex research and development activities, whether potential new products or product enhancements will be accepted by the customers for which they are intended. Achieving market acceptance for new or enhanced products may require substantial marketing efforts and expenditure of significant funds to create awareness and demand by potential customers. In addition, sales and marketing efforts with respect to these products may require the use of additional resources for training our existing Porex sales forces and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or enhanced products will justify amounts spent for their development and marketing. In addition, there can be no assurance that any pricing strategy that we implement for any new or enhanced Porex products will be economically viable or acceptable to the target markets.

Porex may not be able to source the raw materials it needs or may have to pay more for those raw materials

      Some of Porex’s products require high-grade plastic resins with specific properties as raw materials. While Porex has not experienced any material difficulty in obtaining adequate supplies of high-grade plastic resins that meet its requirements, it relies on a limited number of sources for some of these plastic resins. If Porex experiences a reduction or interruption in supply from these sources, it may not be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates, which could have a material adverse effect on its business and financial results.

Disruptions in Porex’s manufacturing operations could have a material adverse effect on its business and financial results

      Any significant disruption in Porex’s manufacturing operations, including as a result of fire, power interruptions, equipment malfunctions, labor disputes, material shortages, earthquakes, floods, computer viruses, sabotage, terrorist acts or other force majeure, could have a material adverse effect on Porex’s ability to deliver products to customers and, accordingly, its financial results.

The nature of Porex’s products exposes it to product liability claims that may not be adequately covered by indemnity agreements or insurance

      The products sold by Porex, whether sold directly to end-users or sold to other manufacturers for inclusion in the products that they sell, expose it to potential risk of product liability claims, particularly with respect to Porex’s life sciences, clinical, surgical and medical products. Some of Porex’s products are designed to be permanently implanted in the human body. Design defects and manufacturing defects with respect to such products sold by Porex or failures that occur with the products of Porex’s manufacturer customers that contain components made by Porex could result in product liability claims and/or a recall of one or more of Porex’s products. Porex also manufactures products that are used in the processing of blood for medical procedures and the delivery of medication to patients. Porex believes that it carries adequate insurance coverage against product liability claims and other risks. We cannot assure you, however, that claims in excess of Porex’s insurance coverage will not arise. In addition, Porex’s insurance policies must be renewed annually. Although Porex has been able to obtain adequate insurance coverage at an acceptable cost in the past, we cannot assure you that Porex will continue to be able to obtain adequate insurance coverage at an acceptable cost.

      In most instances, Porex enters into indemnity agreements with its manufacturing customers. These indemnity agreements generally provide that these customers would indemnify Porex from liabilities that may arise from the sale of their products that incorporate Porex components to, or the use of such products by, end-users. While Porex generally seeks contractual indemnification from its customers, any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If Porex does not have adequate contractual indemnification available, product liability claims, to the extent not covered by insurance, could have a material adverse effect on its business, operating results and financial condition.

      Since March 1991, Porex has been named as one of many co-defendants in a number of actions brought by recipients of mammary implants distributed by Porex in the United States. For a description of these actions, see the information under “Legal Proceedings — Porex Mammary Implant Litigation” in our annual report on Form 10-K for the year ended December 31, 2002.

Economic, political and other risks associated with Porex’s international sales and geographically diverse operations could adversely affect Porex’s operations and results

      Since Porex sells its products worldwide, its business is subject to risks associated with doing business internationally. In addition, Porex has manufacturing facilities in the United Kingdom, Germany and Malaysia. Accordingly, Porex’s operations and financial results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulties in managing international and geographically diverse operations;

•	differing protection of intellectual property; and

•	unexpected changes in regulatory requirements.

Environmental regulation could adversely affect Porex’s business

      Porex is subject to foreign and domestic environmental laws and regulations and is subject to scheduled and random checks by environmental authorities. Porex’s business involves the handling, storage and disposal of materials that are classified as hazardous. Although Porex’s safety procedures for handling, storage and disposal of these materials are designed to comply with the standards prescribed by applicable laws and regulations, Porex may be held liable for any environmental damages that result from Porex’s operations. Porex may be required to pay fines, remediation costs and damages, which could have a material adverse effect on its results of operations.

Risks Applicable to Our Entire Company

The ongoing investigations by the United States Attorney for the District of South Carolina and the SEC could negatively impact our company and divert management attention from our business operations

      The United States Attorney for the District of South Carolina is conducting an investigation of our company. As more fully described in Part II, Item 1 of our quarterly report on Form 10-Q for the quarter ended September 30, 2003, based on the information available to WebMD as of the date of this prospectus, we believe that the investigation relates principally to issues of financial reporting for Medical Manager Corporation, a predecessor of WebMD (by its merger into WebMD in September 2000), and our Medical Manager Health Systems subsidiary; however, we cannot be sure of the investigation’s exact scope or how long it may continue. In addition, WebMD understands that the SEC is conducting a formal investigation into this matter. Adverse developments in connection with the investigations, if any, including as a result of matters that the authorities or WebMD may discover, could have a negative impact on our company, on how it is perceived by investors and potential investors and customers and potential customers and on the market prices of the notes and our common stock. In addition, the management effort and attention required to respond to the investigations and any such developments could have a negative impact on our business operations.

      WebMD intends to continue to fully cooperate with the authorities in this matter. While we are not able to estimate, at this time, the amount of the expenses that we will incur in connection with the investigations, we expect that they may be significant.

We face significant competition for our products and services

      The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid technological change. Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers than we do. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form. For more information about the competition we face, see “Business — Healthcare Information Services and Technology Solutions — Competition for Our Healthcare Information Services and Technology Solutions” and “Business — Porex — Competition” in our annual report on Form 10-K for the year ended December 31, 2002.

The performance of our businesses depends on attracting and retaining qualified executives and employees

      Our performance depends on attracting and retaining key personnel, including executives, product managers, software developers and other technical personnel and sales and marketing personnel. Failure to do so could have a material adverse effect on the performance of our business and the results of our operations.

We may not be successful in protecting our intellectual property and proprietary rights

      Our intellectual property is important to all of our businesses. We rely on a combination of trade secret, patent and other intellectual property laws and confidentiality procedures and non-disclosure contractual provisions to protect our intellectual property. We believe that our non-patented proprietary technologies and business and manufacturing processes are protected under trade secret, contractual and other intellectual property rights. However, those rights do not afford the statutory exclusivity provided by patented processes. In addition, the steps that we take to protect our intellectual property, proprietary information and trade secrets may prove to be inadequate and, whether or not adequate, may be expensive.

      There can be no assurance that we will be able to detect potential or actual misappropriation or infringement of our intellectual property, proprietary information or trade secrets. Even if we detect misappropriation or infringement by a third party, there can be no assurance that we will be able to enforce our rights at a reasonable cost, or at all. In addition, our rights to intellectual property, proprietary information and trade secrets may not prevent independent third-party development and commercialization of competing products or services.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products or services

      We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or services or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our customers if they become subject to third-party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.

We have incurred and may continue to incur losses

      We began operations in January 1996 and have incurred net losses from operations in each year since our inception and, as of September 30, 2003, we had an accumulated deficit of approximately $10.2 billion. Although we generated net income, determined in accordance with generally accepted accounting principles, in the quarters ended September 30, 2003 and 2002, we incurred a net loss for the year ended

December 31, 2002 and the nine-month period ended September 30, 2003. We currently intend to continue to invest in infrastructure development, applications development, sales and marketing, and acquisitions, and whether we continue to incur losses in a particular period will depend on, among other things, the amount of such investments and whether those investments lead to increased revenues.

We may be subject to litigation

      Our business and operations may subject us to claims, litigation and other proceedings brought by private parties and governmental authorities. For information regarding certain proceedings to which we are currently a party, see “Legal Proceedings” in our annual report on Form 10-K for the year ended December 31, 2002 and in Part II, Item 1 of our quarterly report on Form 10-Q for the quarter ended September 30, 2003.

Business combinations and other transactions may be difficult to complete and, if completed, may have negative consequences for our business and our securityholders

      We intend to seek to acquire or to engage in business combinations with companies engaged in complementary businesses. In addition, we may enter into joint ventures, strategic alliances or similar arrangements with third parties. These transactions may result in changes in the nature and scope of our operations and changes in our financial condition. Our success in completing these types of transactions will depend on, among other things, our ability to locate suitable candidates and negotiate mutually acceptable terms with them, as well as the availability of financing. Significant competition for these opportunities exists, which may increase the cost of and decrease the opportunities for these types of transactions. Financing for these transactions may come from several sources, including:

•	cash and cash equivalents on hand and marketable securities,

•	proceeds from the incurrence of indebtedness, and

•	proceeds from the issuance of additional common stock, preferred stock, convertible debt or other securities.

Our issuance of additional securities could:

•	cause substantial dilution of the percentage ownership of our stockholders at the time of the issuance,

•	cause substantial dilution of our earnings per share, and

•	adversely affect the prevailing market price for our outstanding securities.

We do not intend to seek securityholder approval for any such acquisition or security issuance unless required by applicable law or regulation or the terms of existing securities.

Our business will suffer if we fail to successfully integrate acquired businesses and technologies or to assess the risks in particular transactions

      We have in the past acquired, and may in the future acquire, businesses, technologies, services, product lines and other assets. The successful integration of the acquired businesses and assets into our operations, on a cost-effective basis, can be critical to our future performance. The amount and timing of the expected benefits of any acquisition are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to:

•	our ability to maintain relationships with the customers of the acquired business;

•	our ability to cross-sell products and services to customers with which we have established relationships and those with which the acquired businesses have established relationships;

•	our ability to retain or replace key personnel;

•	potential conflicts in payer, provider, strategic partner, sponsor or advertising relationships;

•	our ability to coordinate organizations that are geographically diverse and may have different business cultures; and

•	compliance with regulatory requirements.

      We cannot guarantee that any acquired businesses will be successfully integrated with our operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have a material adverse effect on our business, financial condition and results of operations.

      Although our management attempts to evaluate the risks inherent in each transaction and to value acquisition candidates appropriately, we cannot assure you that we will properly ascertain all such risks or that acquired businesses and assets will perform as we expect or enhance the value of our company as a whole. In addition, acquired companies or businesses may have larger than expected liabilities that are not covered by the indemnification, if any, we are able to obtain from the sellers.

We may not be able to raise additional funds when needed for our business or to exploit opportunities

      Our future liquidity and capital requirements will depend upon numerous factors, including the success of the integration of our businesses, our existing and new applications and service offerings, competing technologies and market developments, potential future acquisitions and additional repurchases of our common stock. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.

Risks Related to the Notes

The notes are subordinated to our senior indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries

      The notes rank junior in right of payment to all of our existing and future senior indebtedness, and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables, lease commitments and monies borrowed. The notes rank equal in right of payment to our outstanding 3 1/4% convertible subordinated notes due April 1, 2007. As of September 30, 2003, we and our subsidiaries had approximately $410 million of consolidated obligations effectively ranking senior to the notes. The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries.

      A significant amount of our operations are conducted through subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes and, as a result, the notes are structurally subordinated to all indebtedness and other obligations of our subsidiaries with respect to our subsidiaries’ assets. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of Notes — Subordination of Notes.”

We and our subsidiaries may be able to incur substantially more debt that could increase our leverage and the risk to you of holding the notes

      The indenture pursuant to which the notes were issued does not limit the creation of additional indebtedness. We and our subsidiaries may be able to incur substantial additional debt in the future, some or all of which could be senior indebtedness. Your rights to receive payments under the notes will effectively be junior to the rights of holders of such future senior indebtedness.

      Further, if new debt in addition to the notes offered hereby is added to our and our subsidiaries’ current debt levels, the risks to you of holding the notes may increase. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the funds available to us for other purposes;

•	make us more vulnerable to economic downturns, limiting our ability to withstand competitive pressures and reducing our flexibility in responding to changing business and economic conditions; and

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

      Holders of notes are not afforded protection in the event of a highly leveraged transaction, except to the extent described below under “Description of Notes — Repurchase Upon a Change in Control.” Any of the foregoing could adversely affect our business and our ability to service our debt, including the notes.

We may be unable to repay or repurchase the notes on the purchase date or upon a change in control

      Holders of the notes will have the right to require us to repurchase all or a portion of their notes on June 15, 2010, June 15, 2013 and June 15, 2018 or if a “change in control” (as defined in the indenture) occurs. See “Description of Notes — Repurchase at the Option of Holders” and “Description of Notes — Repurchase Upon a Change in Control” below. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the relevant purchase price for the notes when due. In addition, the terms of any agreements related to borrowing which we may enter into from time to time may prohibit or limit our ability to repurchase the notes. If we fail to repurchase the notes when required under the terms of the indenture, we will be in default under the indenture governing the notes. Any such default, in turn, may cause a default under the terms of our other debt.

The market price of our common stock may be volatile and such volatility may adversely affect the market price of the notes

      The market price of our common stock may be volatile. Many factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, without limitation:

•	current events affecting the political, economic and social situation in the United States;

•	trends in our industry and the markets in which we operate;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in operating results;

•	the operating and stock price performance of other companies that investors may deem comparable; and

•	purchases or sales of blocks of our common stock.

      Part of this volatility, however, may be attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the market price of our common stock and the notes regardless of our operating performance. The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

Absence of a public market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time

      There is no established public trading market for the notes. The notes originally issued in the private placement are eligible for trading on The PortalSM Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PortalSM Market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be.

      If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

Holders of the notes should consider the U.S. federal income tax consequences of owning the notes

      The notes constitute contingent payment debt instruments for U.S. federal income tax purposes and will accrue original issue discount. As a result, holders of notes will be required to include amounts in gross income in each year, as ordinary interest income, in excess of the interest payments actually received in that year. Additionally, a holder of a note will recognize gain or loss on the sale, purchase by us at a holder’s option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and the holder’s adjusted tax basis in the note. Any such gain generally will be ordinary interest income; any such loss will be ordinary to the extent of the interest previously included in income, and thereafter, capital loss. See “Certain U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholder of their notes or the shares of common stock issuable upon conversion of the notes.

FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by use of expressions such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. In addition to the risk factors described in this prospectus under “Risk Factors,” or incorporated in this prospectus by reference, the following important risks and uncertainties could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

•	the failure to achieve sufficient levels of customer utilization and market acceptance of new or updated services;

•	the inability to successfully deploy new or updated applications;

•	difficulties in forming and maintaining mutually beneficial relationships with customers and strategic partners, some of whom are also competitors;

•	difficulties in integrating acquired companies, businesses and technologies;

•	the inability to attract and retain qualified personnel; and

•	general economic, business or regulatory conditions affecting the healthcare, information technology, Internet and plastic industries being less favorable than expected.

      These factors and the risk factors described in this prospectus or incorporated by reference in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

CERTAIN CONSIDERATIONS RELATING TO THE HEALTHCARE INDUSTRY

      Participants in the healthcare industry are subject to extensive and frequently changing regulation at the federal, state and local levels. The Internet and its associated technologies also are subject to government regulation. The following discussion summarizes the material healthcare regulatory considerations applicable to our business.

Health Insurance Portability and Accountability Act of 1996

      General. Under HIPAA, Congress mandated a package of interlocking administrative simplification rules to establish standards and requirements for the electronic transmission of certain health information. Five of these rules were published in proposed form in 1998 and 1999, with four of the five subsequently published in final form. The four rules published in final form are the Standards for Electronic Transactions, published August 17, 2000, the Standards for Privacy of Individually Identifiable Health Information, published December 28, 2000, the Standard Unique Employer Identifier, published May 31, 2002 and the Health Insurance Reform: Security Standards, published February 20, 2003. These rules took effect on October 16, 2000, April 14, 2001, July 30, 2002 and April 21, 2003, respectively, with compliance by healthcare providers, healthcare clearinghouses and large health plans required under the rules two years following the respective effective dates. Small health plans are given an additional year to comply. On December 27, 2001, President Bush signed into law H.R. 3323, the Administrative Simplification Compliance Act (now known as Public Law 107-105). This law provides for a one-year extension, to October 16, 2003, of the date for complying with the HIPAA Transaction Standards for any covered entity that submitted to the Secretary of the United States Department of Health and Human Services, or HHS, a plan of how the entity would come into compliance with the requirements by that deadline.

      HIPAA Transaction Standards. The Transaction Standards establish format and data content standards for eight of the most common healthcare transactions, using technical standards promulgated by recognized standards publishing organizations. These transactions include healthcare claims, enrollment, payment and eligibility. The intent of the Transaction Standards was to promulgate new standards, under which any party transmitting or receiving any of these eight healthcare transactions electronically would send and receive data in a single format, rather than the large number of different data formats currently used. The Transaction Standards are applicable to that portion of our business involving the processing of healthcare transactions among physicians, payers, patients and other healthcare industry participants, including WebMD Envoy and Medical Manager Network Services. We are committed to facilitating our customers’ compliance with the Transaction Standards and are building the necessary infrastructure to accommodate HIPAA-standard transactions.

      October 16, 2003 was the deadline for covered entities to comply with the Transaction Standards. Failure to comply with the Transaction Standards may subject covered entities, including our WebMD Envoy clearinghouse, to civil monetary penalties and possibly to criminal penalties. However, the ability of each covered entity to comply is dependent on compliance efforts by numerous other covered entities. The Centers for Medicare & Medicaid Services, or CMS, is responsible for enforcing the Transaction Standards. On July 24, 2003, in response to concerns communicated to CMS regarding the readiness of a significant portion of the covered entities for the October 16 deadline and the consequences to the healthcare industry if significant claim processing problems occur at that time, CMS released its “Guidance on Compliance with HIPAA Transactions and Code Sets After the October 16, 2003 Implementation Deadline” (which we refer to as the CMS Guidance). In addition, on July 24, 2003, CMS officials participated in an “Open Door Forum” teleconference during which they provided additional clarification on planned enforcement practices. CMS has also urged the adoption of “contingency plans” to help prevent disruptions in the healthcare payment system. Under CMS’s contingency plan for Medicare, it will continue to accept claims in both HIPAA standard and legacy formats, with the legacy formats to be accepted for a period to be determined by CMS based upon a regular reassessment of the readiness of its electronic “trading partners.” In its announcement, the agency stated: “Implementing this contingency plan moves us toward the dual goals of achieving HIPAA compliance while not disrupting providers’ cash flow and operations, so that beneficiaries can continue to get the health care services they need.” In response, WebMD Envoy has announced a contingency plan, pursuant to which it will continue to process HIPAA standard transactions and, for a limited period of time, will also process legacy transactions as appropriate based on the needs of our business partners.

      The CMS Guidance makes clear that CMS expects each party to every transaction to be accountable for compliance with the new standards as of October 16, 2003. However, the CMS Guidance provides for a flexible, complaint-driven enforcement strategy. CMS indicated that it will respond to complaints regarding non-compliant transactions submitted to it in writing and that, upon receipt of a complaint, CMS will notify the entity that a complaint has been filed and provide an opportunity for the entity to demonstrate compliance or to document its good faith effort to comply with the standards. In evaluating good faith efforts, CMS stated that it will consider not only the entity’s efforts on behalf of itself, but its efforts — through outreach and testing — to ensure that its trading partners are also in compliance. CMS also noted that its expectations regarding compliance efforts will vary with the size and type of covered entity. We understand that CMS expects that larger organizations will have more sophisticated compliance efforts and outreach to their smaller trading partners.

      We believe that the CMS enforcement approach assisted in reducing disruptions in the flow of electronic transactions that otherwise could have occurred beginning on or before October 16, 2003 and that a smoother transition benefits our company and the entire healthcare industry. However, one short-term effect of the CMS enforcement approach and related transition matters may be that, as a result of the extended period of testing and implementation, there could be fewer electronic transactions for us to process in late 2003 than would otherwise have been the case.

      We continue to work with payers, providers, practice management system vendors and other healthcare participants to ready their and our systems for the new Transaction Standards. Transaction clearinghouses can provide a great deal of support for the healthcare industry in addressing the requirements of the Transaction Standards and in overcoming other connectivity challenges that HIPAA does not eliminate. Healthcare payers and providers who are unable to exchange data in the required standard formats can achieve Transaction Standards compliance by contracting with a clearinghouse, like WebMD Envoy, to translate between standard and non-standard formats. As a result, use of a clearinghouse allows numerous providers and payers to move to the Transaction Standards independently and at different times, reducing transition costs and risks. As various healthcare entities are in different stages of migration during transition, WebMD Envoy is working to translate claim information from non-standard to standard formats and vice versa. In addition, the Transaction Standards require healthcare providers to collect and supply more information than they have in the past in order to submit a healthcare claim. From October 16, 2003 to the date of this prospectus, the vast majority of claims we have received from submitters used legacy formats and did not contain the additional data content provided for in the Transaction Standards. Some providers who can submit claims in the HIPAA standard formats cannot yet collect all of the data payers may require to process the claim. In order to assist in claims processing, our clearinghouse software edits the information submitted in a claim using logic, mapping and defaults. A small number of our submitters currently send some additional HIPAA data content that does not yet pass through our clearinghouse.

      We cannot provide assurance regarding how CMS will regulate clearinghouses in general or WebMD Envoy in particular. In addition, even though major disruptions in the flow of electronic transactions may be less likely in light of CMS’s current approach to enforcement of the Transaction Standards, there have been isolated disruptions and we expect there will continue to be some problems for a period of time. For example, we are working with our trading partners to complete quality assurance and testing on our enhanced clearinghouse data services for transmitting additional HIPAA data content. We do not plan to place these services into full production until both our systems and payers’ adjudication systems are capable of handling the production volume of transactions with the additional data content. As with any highly complex data transition involving significant modifications to submitter, clearinghouse and payer systems, we are experiencing some problems during this process. We seek to resolve all such problems when identified, but testing continues with numerous submitters and payers and no assurance can be given that we will identify all problems promptly or that we will not continue to experience problems that delay the full implementation of these enhanced data services. The costs to us of dealing with those problems are inherently difficult to estimate and may be more than we expect and/or continue for longer than anticipated. In addition, most of our trading partners are currently operating under their own contingency plans and, accordingly, we would expect that there will be further disruptions during the adjustment period that occurs once CMS requires all applicable parties to perform in accordance with the Transaction Standards. We may not have enough technicians, programmers and customer service personnel to meet the demands placed on those functions by our customers and partners during the adjustment period, which could adversely affect our relationships with them.

      HIPAA Privacy Standards. The HIPAA Privacy Standards establish a set of basic national privacy standards and fair information practices for the protection by health plans, healthcare clearinghouses, healthcare providers and their business associates of individually identifiable health information. This rule became effective on April 14, 2001 and the compliance date for most entities was April 14, 2003. The Privacy Standards apply to the portions of our business that process healthcare transactions or provide certain technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. This rule provides for civil and criminal liability for its breach and requires us, our customers and our partners to use health information in a highly restricted manner, to establish policies and procedures to safeguard the information, to obtain individual authorizations for some activities, and to provide certain access rights to individuals. This rule may require us to incur significant costs to change our products and services, may restrict the manner in which we transmit and use the information, and may adversely affect our ability to generate revenue from the provision of de-identified information to third parties. The effect of the HIPAA Privacy Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Privacy Standards and their implementation or that we will be able to take advantage of any resulting opportunities. In addition, we are unable to predict what changes to the Privacy Standards might be made in the future or how those changes could affect our business.

      HIPAA Unique Employer Identifier Standard. On May 31, 2002, HHS published the final rule regarding the HIPAA Unique Employer Identifier Standard. The Unique Employer Identifier Standard establishes a standard for identifying employers in healthcare transactions where information about the employer is transmitted electronically, as well as requirements concerning its use by covered entities. This rule requires the use of an employer identification number (EIN) as assigned by the IRS on all standard transactions that require an employer identifier to identify a person or entity as an employer. This standard applies to the portions of our business that process healthcare transactions or provide certain technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Unique Employer Identifier Standard by July 30, 2004. The effect of the Unique Employer Identifier Standard on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Unique Employer Identifier Standard and its implementation or that we will be able to take advantage of any resulting opportunities.

      HIPAA Security Standards. On February 20, 2003, the HHS published the final HIPAA Security Standards. The Security Standards establish detailed requirements for safeguarding patient information that is electronically transmitted or electronically stored. The rule establishes 42 implementation specifications, 20 of which are “required,” meaning they must be implemented as specified in the rule. Twenty-two are “addressable.” Complying with addressable implementation specifications requires a business to assess whether they constitute a reasonable and appropriate safeguard for the particular business; if not, an alternative approach must be designed and implemented to achieve the particular standard. The Security Standards apply to the portions of our business that process healthcare transactions, that provide certain technical services to other participants in the healthcare industry, or that enable electronic communications of patient information among healthcare industry participants, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Security Standards by April 21, 2005. Some of the Security

Standards are technical in nature, while others may be addressed through policies and procedures for using information systems. The Security Standards may require us to incur significant costs in evaluating our products and in establishing that our systems meet the 42 specifications. We are unable to predict what changes might be made to the Security Standards prior to the 2005 implementation deadline or how those changes might help or hinder our business. The effect of the Security Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Security Standards and their implementation or that we will be able to take advantage of any resulting opportunities.

Other Restrictions Regarding Confidentiality and Privacy of Patient Information

      Numerous state and federal laws other than HIPAA govern the collection, dissemination, use, access to and confidentiality of patient health information. Many states are considering new laws and regulations that further protect the confidentiality of medical records or medical information. These state laws are not in most cases preempted by the HIPAA privacy standard and may be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our customers and strategic partners. Definitions in the various state and federal laws concerning what constitutes individually identifiable data sometimes differ and sometimes are not provided, creating further complexity. In addition, determining whether data has been sufficiently de-identified may require complex factual and statistical analyses. The HIPAA privacy standards rule contains a restrictive definition of de-identified information, which is information that is not individually identifiable, that could create a new standard of care for the industry. These other privacy laws at a state or federal level, or new interpretations of these laws, could create liability for us, could impose additional operational requirements on our business, could affect the manner in which we use and transmit patient information and could increase our cost of doing business. In addition, parties may also have contractual rights that provide additional limits on our collection, dissemination, use, access to and confidentiality of patient health information. Claims of privacy rights or contractual breaches, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Other Regulation of Transaction Services

      Other state and federal statutes and regulations governing transmission of healthcare information may affect our operations. For example, Medicaid rules require some processing services and eligibility verification to be maintained as separate and distinct operations. We carefully review our practices with regulatory experts in an effort to ensure that we are in compliance with all applicable state and federal laws. These laws, though, are complex and changing, and the courts and other governmental authorities may take positions that are inconsistent with our practices.

International Data Regulation

      Other countries also have, or are developing, their own laws governing the collection, use, storage and dissemination of personal information or patient data. These laws could create liability for us, impose additional operational requirements or restrictions on our business, affect the manner in which we use or transmit data and increase our cost of doing business.

Consumer Protection Regulation

      The Federal Trade Commission, or FTC, and many state attorneys general are applying federal and state consumer protection laws to require that the online collection, use and dissemination of data, and the presentation of Web site content, comply with certain standards for notice, choice, security and access. Courts may also adopt these developing standards. In many cases, the specific limitations imposed by these standards are subject to interpretation by courts and other governmental authorities. We believe that we are in compliance with these consumer protection standards, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business. New interpretations of these standards could also require us to incur additional costs and restrict our business operations.

      In addition, several foreign governments have regulations dealing with the collection and use of personal information obtained from their citizens. Those governments may attempt to apply such laws extra-territorially or through treaties or other arrangements with U.S. governmental entities. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) or the failure to accurately anticipate the application or interpretation of these laws could create liability for us, result in adverse publicity and negatively affect our businesses.

Regulation of Healthcare Relationships

      Anti-kickback Laws. There are federal and state laws that govern patient referrals, physician financial relationships and inducements to beneficiaries of federal healthcare programs. The federal healthcare programs anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. In 2002, the Office of the Inspector General, or OIG, of HHS, the federal government agency responsible for interpreting the federal anti-kickback law, issued an advisory opinion that concluded that the sale of advertising and sponsorships to healthcare providers and vendors by Web-based information services, such as us, implicates the federal anti-kickback law. However, the advisory opinion suggests that enforcement action will not result if the fees paid represent fair market value for the advertising/sponsorship arrangements, the fees do not vary based on the volume or value of business generated from the advertising and the advertising/sponsorship relationships are clearly identified as such to users. We carefully review our practices with regulatory experts in an effort to ensure that we comply with all applicable laws. However, the laws in this area are both broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied, particularly to new services. Penalties for violating the federal anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business. Even an unsuccessful challenge by regulatory authorities of our practices could cause us adverse publicity and be costly for us to respond to.

      False Claims Laws. We currently provide transaction services to healthcare providers and, therefore, may be subject to state and federal laws that govern the submission of claims for medical expense reimbursement. These laws generally prohibit an individual or entity from knowingly presenting or causing to be presented a claim for payment from Medicare, Medicaid or other third party payers that is false or fraudulent, or is for an item or service that was not provided as claimed. These laws also provide civil and criminal penalties for noncompliance, and can be enforced by individuals through qui tam actions. We have designed our current transaction services and will design any future services to place the responsibility for compliance with these laws on provider customers. However, we cannot guarantee that state and federal agencies will regard billing errors processed by us as inadvertent and not in violation of these laws. In addition, changes in current healthcare financing and reimbursement systems could cause us to make unplanned modifications of products or services, or result in delays or cancellations of orders or in the revocation of endorsement of our products and services by healthcare participants.

Regulation of Medical Devices

      Overview. We manufacture and market medical devices subject to extensive regulation by the Food and Drug Administration, or FDA, under the Federal Food, Drug, and Cosmetic Act, or the FDC Act. The FDA’s regulations govern, among other things, product development, testing, manufacturing, labeling, storage, pre-market clearance, pre-market approval (referred to as PMA approval), advertising and promotion, and sales and distribution. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as: fines, injunctions, and civil penalties; recall or seizure of our products; issuance of public notices or warnings; operating restrictions, partial suspension or total shutdown of production; refusal of our requests for 510(k) clearance or PMA approval of new products, withdrawal of 510(k) clearance or PMA approvals already granted, and criminal prosecution.

      Access to U.S. Market. Each medical device that we wish to commercially distribute in the U.S. will likely require either 510(k) clearance or PMA approval from the FDA prior to commercial distribution, unless exempt. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a pre-market notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or to a “preamendment” class III device (in commercial distribution before May 28, 1976) for which PMA applications have not been called, are placed in Class III requiring PMA approval.

•	510(k) Clearance Process. To obtain 510(k) clearance, we must submit a pre-market notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a “predicate device” — either a previously 510(k) cleared device or a preamendment device for which the FDA has not called for PMA applications. The FDA’s 510(k) clearance process usually takes from four to 12 months, but it can last longer. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could even require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with it, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

•	PMA Approval Process. If the FDA denies 510(k) clearance for a product, the product is placed in class III and must follow the PMA approval process, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will inspect the manufacturer’s facilities for compliance with the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. The PMA approval pathway is costly, lengthy and uncertain. It generally takes from one to three years or longer. After approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process.

•	Clinical Studies. A clinical study is generally required to support a PMA application and is sometimes required for a 510(k) pre-market notification. For “significant risk” devices, such studies generally require submission of an application for an Investigational Device Exemption, or IDE. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients. Clinical studies may begin once the IDE application is approved by the FDA and the appropriate institutional review boards at the study sites. For “nonsignificant risk” devices, one or more institutional review boards must review the study, but submission of an IDE to the FDA for advance approval is not required. Both types of studies are subject to record keeping, reporting and other IDE regulation requirements.

      Post-market Regulation. After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include the Quality System Regulation, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses, and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

      Products. Certain of Porex’s products are FDA-regulated medical devices, such as plastic and reconstructive surgical implants, intravenous administration sets, blood filters, and tissue expanders. In addition, the FDA regulates WebMD Practice Services’ DIMDX System as a medical image management device. It received 510(k) clearance on August 25, 2000. Subsequently, we have made modifications to certain of Porex’s products and to the DIMDX System that we believe do not require new 510(k) clearance. If the FDA disagrees with our decisions, it can retroactively require new 510(k) clearance or PMA approval. The FDA also can require us to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. Because Porex’s medical devices and the DIMDX System are in commercial distribution, we are subject to inspection and market surveillance by the FDA to determine compliance with all regulatory requirements. Compliance with these requirements can be costly and time-consuming. Our failure to comply could subject us to FDA enforcement action and sanctions.

      The FDA has a long-standing draft software policy exempting computer software products from active regulation as medical devices if they are decision support systems intended to involve competent human intervention before any impact on human health occurs (in other words, where clinical judgment and experience can be used to check, interpret and potentially challenge a system’s output). Except for the cleared DIMDX System, we believe that, under the draft software policy, the Intergy and The Medical Manager practice management systems are subject to limited FDA regulation and do not require 510(k) clearance or PMA approval. Medical Manager Health Systems has created an interface between the Intergy and The Medical Manager practice management systems and the image device. We are marketing the interface and the image device as the DIMDX System. We believe that the sale of our practice management systems with the DIMDX System does not require a new 510(k) clearance or PMA approval. Our ULTIA handheld solution permits access to the Intergy and The Medical Manager practice management systems and makes it available in a wireless handheld format, including allowing access to the medical images stored in the DIMDX System. Because any displayed medical images are not intended for diagnostic use, we believe that ULTIA’s ability to access such medical images does not subject it to a 510(k) clearance or PMA approval requirement. We cannot assure you, however, that the FDA would agree with any of these conclusions. If the FDA does not agree, we may be required to obtain 510(k) clearance or PMA approval for these products and may be required to cease marketing and/or recall such products until 510(k) clearance or PMA approval is obtained.

      The FDA’s draft software policy has been under review for several years. A risk exists that the Intergy or The Medical Manager practice management system or other of our software or hardware components could in the future become subject to some or all of the medical device regulation requirements. In addition, the FDA may take the position that other products and services we offer, such as ULTIA, are subject to FDA regulation. We also may expand our services in the future to areas that subject us to FDA regulation. Except with respect to Medical Manager Health Systems and Porex, we have no experience in complying with FDA regulations. We believe that complying with FDA regulations is time consuming, burdensome and expensive and could delay our introduction of new applications or services.

FDA and FTC Regulation of Advertising

      The FDC Act requires that prescription drugs (including biological products) be approved for a specific medical indication by the FDA prior to their marketing in interstate commerce. It is a violation of the Act and of FDA regulations to market, advertise or otherwise commercialize such products prior to approval. The FDA does allow for preapproval exchange of scientific information, provided it is nonpromotional in nature and does not draw conclusions regarding the ultimate safety or effectiveness of the unapproved drug. Upon approval, the FDA’s regulatory authority extends to the labeling and advertising of prescription drugs offered in interstate commerce. Such products may only be promoted and advertised for their approved indications. In addition, the labeling and advertising can be neither false nor misleading, and must present all material information in a balanced manner. Labeling and advertising that violate these legal standards are subject to FDA enforcement action.

      Activities and information provided in the context of a medical or scientific educational program, often referred to as continuing medical education or “CME,” usually are treated as nonpromotional and fall outside the FDA’s jurisdiction. The FDA does however evaluate such CME activities to determine whether they are independent of the drug product’s sponsor. In order to determine whether a company’s activities are sufficiently independent, the FDA looks at a number of factors related to the planning, content, speakers and audience selection of such activities. To the extent that the FDA concludes that such activities are not independent from a manufacturer, such content must fully comply with the FDA’s requirements.

      There are several administrative, civil and criminal sanctions available to the FDA for violations of the FDC Act or FDA regulations as they relate to labeling and advertising. Administrative sanctions may include a written request that violative advertising or promotion cease and/or that corrective action be taken, such as requiring a company to provide to healthcare providers and/or consumers information to correct misinformation previously conveyed. In addition, the FDA may use publicity, such as press releases, to warn the public about false and misleading information concerning a drug product. More serious civil sanctions include seizures, as well as injunctions and their resulting consent decrees. Such measures could prevent a company from introducing or maintaining its product in the marketplace. Criminal penalties for severe violations can result in a prison term and/or substantial fines.

      The FDA and the FTC regulate the form, content and dissemination of labeling, advertising and promotional materials, including direct-to-consumer prescription drug and medical device advertising, prepared by, or for, pharmaceutical or medical device companies. The FTC regulates over-the-counter drug advertising and, in some cases, medical device advertising, as well as general product or service advertising. Generally, based on FDA requirements, regulated companies must limit their advertising and promotional materials to discussions of FDA-approved claims. In limited circumstances, regulated companies may disseminate non-promotional scientific information regarding products or claims not yet approved by the FDA. Any information that promotes the use of pharmaceutical products or medical devices that is put on our Web site is subject to the full array of the FDA and FTC requirements and enforcement actions and any information regarding other products and services is subject to FTC requirements. Areas of our Web site that we believe would be the primary focus of the FDA and FTC include banner advertisements, sponsorship links, and any educational programs that discuss use of an FDA-regulated product or that lack editorial independence from the influence of sponsoring pharmaceutical or medical device companies. Television broadcast advertisements by WebMD may also be subject to FTC regulation and FDA regulation depending on the content. The FDA and the FTC place the principal burden of compliance with advertising and promotional regulations on the company that advertises on our Web site to make truthful, substantiated claims. If the FDA or the FTC finds that any information on our Web site violates FDA or FTC regulations, they may take regulatory or judicial action against us or the advertiser or sponsor of that information.

      Any increase in FDA regulation of the Internet or other media for direct-to-consumer advertisements of prescription drugs could make it more difficult for WebMD Health to obtain advertising and sponsorship revenue. In the last 15 years, the FDA has gradually relaxed its formerly restrictive policies on direct-to-consumer advertising of prescription drugs. Companies can now advertise prescription drugs for serious conditions to consumers in any medium. However, physician groups and others have criticized the FDA’s current policies, and have called for restrictions on any advertising of prescription drugs to consumers. These critics point to both public health concerns and to the laws of many other countries that make direct-to-consumer advertising of prescription drugs a criminal offense. In response to these critics, the FDA or the FTC may alter its present policies on the direct-to-consumer advertising of prescription drugs or medical devices in a way that would materially reduce our advertising and sponsorship revenues.

Medical Professional Regulation

      The practice of many healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine, which is referred to as the prohibition against the corporate practice of medicine. We do not believe that we engage in the practice of medicine and we have attempted to structure our Web site, strategic relationships and other operations to avoid violating these state licensing and professional practice laws. A state, however, may determine that some portion of our business violates these laws and may seek to have us discontinue those portions or subject us to penalties or licensure requirements. We provide Web site capabilities for our physician customers. Many states regulate the ability of medical professionals to advertise or maintain referral services. We do not represent that a physician’s use of our Web site will comply with these or other state laws regulating professional practice and we do not monitor or control the content that physicians post on their individual practice Web sites using our Web site application. It is possible a state or a court may determine we are responsible for any non-compliance with these laws, which could affect our ability to offer this service to our customers. We employ and contract with physicians who provide only medical information to consumers, and we have no intention to provide medical care or advice. Any determination that we are a healthcare provider and acted improperly as a healthcare provider may result in liability to us.

Children’s Online Privacy Protection Act

      The Children’s Online Privacy Protection Act, or COPPA, extends to operators of commercial Web sites and online services directed to U.S. children under the age of 13 that collect personal information from children, and operators of general audience sites with actual knowledge that they are collecting information from U.S. children under 13. WebMD’s sites are not directed at children and its general audience site, WebMD Health, states that no one under the applicable age is entitled to use the site. In addition, WebMD Health employs a kick-out procedure whereby anyone identifying themselves as being under the age of 13 during the registration process is not allowed to register for the site’s member only services, such as message boards and live chat events. COPPA, however, is a relatively new law, can be applied broadly and is subject to interpretation by courts and other governmental authorities. The failure to accurately anticipate the application or interpretation of this law could create liability to us, result in adverse publicity and negatively affect our business.

DESCRIPTION OF NOTES

      We issued $300,000,000 and $50,000,000 aggregate principal amount of notes in a private placement on June 25, 2003 and July 7, 2003, respectively. The notes were issued under an indenture, dated as of June 25, 2003, as amended (the “indenture”), between us and The Bank of New York, as trustee. The following statements are subject to the detailed provisions of the indenture and are qualified in their entirety by reference to the indenture. Copies of the indenture are available for inspection at the office of the trustee and may also be obtained from us upon request. Particular provisions of the indenture that are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this summary, the terms “WebMD,” “we,” “us” and “our” refer only to WebMD Corporation and not to any of our subsidiaries. References to “interest” shall be deemed to include “liquidated damages” payable pursuant to the registration rights agreement, dated as of June 25, 2003, between us and the initial purchaser of the notes, unless the context otherwise requires.

General

      The notes represent our general, unsecured obligations, subordinate in right of payment to certain of our obligations as described below under “— Subordination of Notes.” The notes rank equal in right of payment to our outstanding 3 1/4% convertible subordinated notes due 2007. The notes will mature on June 15, 2023, unless earlier redeemed at our option as described under “— Redemption by WebMD,” repurchased by us at a holder’s option on certain dates as described under “— Repurchase at the Option of Holders” or repurchased by us at a holder’s option upon a change in control of WebMD as described under “— Repurchase Upon a Change in Control.” The notes are convertible into shares of our common stock, subject to certain conditions, as described under “— Conversion Rights.”

      The notes will bear interest at the rate of 1.75% per annum from June 25, 2003. We will pay interest on the notes on June 15 and December 15 of each year, commencing on December 15, 2003. We will pay interest in cash to the persons in whose name the note is registered at the close of business on June 1 or December 1, whether or not a business day, immediately preceding the relevant interest payment date. Interest payable per $1,000 principal amount of notes for the period from the issue date to December 15, 2003 was approximately $8.31, excluding any liquidated damages. We also will pay contingent interest on the notes in the circumstances described under “— Contingent Interest” below. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the incurrence of debt or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.

      The notes are not subject to defeasance or covenant defeasance.

      Under the terms of the indenture, we and each holder of the notes will agree to treat the notes for U.S. federal income tax purposes as debt subject to the contingent payment debt regulations and to accrue interest on the notes at our “comparable yield.” For a discussion of the tax consequences of an investment in the notes, see “Certain U.S. Federal Income Tax Considerations.”

Conversion Rights

      Subject to the conditions described below, holders may convert their notes into our common stock initially at a conversion rate of 64.9773 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $15.39 per share). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described below.

      Holders may surrender their notes for conversion into our common stock at the applicable conversion rate prior to the stated maturity of the notes under any of the following circumstances:

•	during any conversion period prior to June 15, 2021, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price per share of our common stock on the first day of the conversion period;

•	at any time on or after June 15, 2021, if the sale price of our common stock on any date on or after June 15, 2021 is more than 120% of the then current conversion price per share of our common stock;

•	during the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices (as defined below) for a note was less than 95% of the average sale price of our common stock for such five trading day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders converting their notes would receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to 100% of the principal amount of the notes on the conversion date;

•	if we have called such holders’ notes for redemption; or

•	upon the occurrence of specified corporate transactions discussed below.

      A “conversion period” will be the period from and including the eleventh trading day in a fiscal quarter up to, but not including, the eleventh trading day of the following fiscal quarter.

Conversion Upon Satisfaction of Sale Price Condition

      A holder may surrender any of its notes for conversion into our common stock during any conversion period prior to June 15, 2021, if the sale price of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 120% of the conversion price per share of our common stock on the first day of such conversion period.

      A holder may also surrender any of its notes for conversion into our common stock at any time on or after June 15, 2021 through the business day immediately prior to the maturity of the notes, if the sale price of our common stock on any date during such period is more than 120% of the then current conversion price per share of our common stock.

      The “sale price” of our common stock on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on the Nasdaq National Market, or if our common stock is not quoted on the Nasdaq National Market, as reported by the principal U.S. exchange or quotation system our common stock is then listed or quoted. In the absence of such quotations, our board of directors will make a good faith determination of the sale price.

      The conversion agent, which initially will be The Bank of New York, will, on our behalf, determine daily if the notes are convertible as a result of the sale price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

      A holder may surrender any of its notes for conversion into our common stock during the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices of a note was less than 95% of the average sale price of our common stock during such five trading day period multiplied by the then current conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of such conversion price, then holders surrendering notes for conversion would receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to 100% of the principal amount of the notes so surrendered as of the conversion date. Our common stock will be valued at 100% of the average sale price for the five consecutive trading days ending on the third trading day preceding the conversion date. If a holder surrenders its notes for conversion, we will notify such holder by the second trading day following the conversion date whether we will pay such holder in cash, our common stock or a combination of cash and our common stock, and in what percentage. We will pay such holder any portion of the principal amount of such holder’s notes so surrendered to be paid in cash on or prior to the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder’s notes so surrendered to be paid in our common stock, we will deliver our common stock to such holder on or prior to the fourth trading day following the conversion date.

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchaser of the notes, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, or in the our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the sale price of our common stock on such determination date.

      The Bank of New York, as trustee, will determine the trading price after being requested to do so by us. We will have no obligation to make that request unless a holder of the notes provides us with reasonable evidence that the trading price of the notes may be less than 95% of the sale price of our common stock multiplied by the then current conversion rate. If a holder provides such evidence, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day (1) for 30 trading days or (2) until the date that the average trading price of the notes for any five consecutive trading days is equal to or greater than 95% of the average sale price of our common stock during such five consecutive trading days multiplied by the then current conversion rate, whichever is earlier.

Conversion Upon Notice of Redemption

      A holder may surrender for conversion any of the notes called for redemption at any time until the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time. If a holder has already delivered a repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

      Even if none of the conditions described above have occurred, if we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of distribution, our common stock at less than the current market price (as defined in the indenture) at the time; or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10.0% of the sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert notes into our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a “change in control,” as defined below, the holder can require us to purchase all or a portion of its notes as described under “— Repurchase Upon a Change in Control.”

Conversion Procedures

      Subject to the conversion conditions described under “— Conversion Rights,” you may convert all or part of any note by delivering the note at the corporate trust office of the trustee, The Bank of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The “conversion date” will be the date on which the note and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fraction of a share. The certificate(s) will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

      If a note has been called for redemption, holders will be entitled to convert such note from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. If a holder has already delivered a repurchase notice, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

      If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the regular record date and the next succeeding interest payment date.

      No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares of common stock upon conversion. Instead, we will pay cash in lieu of fractional shares of common stock based on the sale price of our common stock at the close of business on the last trading day prior to the conversion date. Delivery of our common stock will be deemed to satisfy our obligation to pay all amounts owed on the notes, including accrued interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest. For a summary of the U.S. federal income tax considerations relating to conversion of a note, see “Certain U.S. Federal Income Tax Considerations.”

      We have initially appointed the trustee as conversion agent. We may terminate the appointment of any conversion agent or appoint additional or other conversion agents. However, so long as the notes remain outstanding, we will maintain an office or agency in the Borough of Manhattan in New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any conversion agent will act will be given in accordance with “— Notices” below.

      You will not be required to pay any transfer or other similar taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

Conversion Rate Adjustments

      The conversion rate will be adjusted on the occurrence of, among other things:

(1) dividends and other distributions payable in our common stock on shares of our common stock;

(2) the issuance to all holders of our common stock of rights, options or warrants entitling them, for a period expiring within 60 days after the applicable record date, to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants; provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration;

(3) subdivisions, combinations and reclassifications of our common stock;

(4) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock (other than our common stock), rights, options or warrants to purchase our securities, cash or assets, not including:

•	those dividends, rights, options, warrants and distributions referred to above; and

•	dividends and distributions paid exclusively in cash referred to in (5) and (6) below;

(5) distributions consisting exclusively of cash to all holders of our common stock, provided, however, that following June 20, 2010, conversion rate adjustments upon the payment of exclusively cash dividends will only be made if such dividends are paid at a rate per share greater than the interest payable on the note on a per share basis, based on the number of shares into which the note is convertible; and

(6) during any twelve-month period we or any of our subsidiaries complete a repurchase (including by way of a tender or exchange offer) of shares of our common stock which involves an aggregate consideration that, together with:

•	any cash and other consideration payable in respect of any repurchase by us or one of our subsidiaries of shares of our common stock concluded within the preceding 12 months that did not trigger a conversion rate adjustment; and

•	the amount of any all-cash distributions not referred to in clause (5) above made to all holders of our common stock made within the preceding 12 months that did not trigger a conversion rate adjustment, exceeds 10% of our market capitalization on the expiration of such repurchase.

      We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate then in effect. We will compute all adjustments to the conversion rate and will give notice to holders of the registered notes of any adjustments.

      In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

      We may increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of notes at least 15 days notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the sale price of our common stock equals or exceeds the conversion price by 105% in connection with an event that otherwise would be a change in control as defined below.

      If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for U.S. federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares of common stock into which notes are convertible is increased, that increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of the notes. See “Certain U.S. Federal Income Tax Considerations.”

Redemption by WebMD

      We may redeem any portion of the notes at any time on or after June 15, 2008 and prior to June 20, 2010 upon at least 30 and not more than 60 days’ notice by mail to the holders of the notes, for cash, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest and the “make whole” payment described below if (1) the sale price of our common stock has exceeded 125% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) the shelf registration statement of which this prospectus is a part covering resales of the notes and the common stock is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required pursuant to the terms of the registration rights agreement with the initial purchaser of the notes.

      If we redeem notes under these circumstances, we will make a “make whole” payment in cash on the redeemed notes equal to $259.26 interest actually paid and accrued and unpaid on the note prior to the redemption date. We must make these “make whole” payments on all notes called for redemption prior to June 20, 2010, including notes converted after the date we mailed the notice.

      We may redeem any portion of the notes at any time on or after June 20, 2010 upon at least 30 and not more than 60 days’ notice by mail to the holders of the notes, for cash, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

      No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

      We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we or a third party purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchaser of the notes, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Contingent Interest

      We will pay contingent interest to the holders of notes during the period from June 20, 2010 to December 14, 2010 and during any period from December 15 to June 14 and from June 15 to December 14 thereafter, if the average trading price of a note (as described under “— Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition”) for the five trading days ending on the second trading day immediately preceding the first day of the applicable period equals 120% or more of the principal amount of the note.

      The amount of contingent interest payable per $1,000 principal amount of notes in respect of any such period will equal 0.25% per annum of the average trading price of the notes for the five trading days ending on the second trading day immediately preceding such period.

      We will pay contingent interest, if any, in the same manner as we will pay interest described above under “— General” and your obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under “— Conversion Rights — Conversion Procedures.” Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant period, on or prior to the start of such period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases. Under the indenture, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments.

Repurchase at the Option of Holders

      On June 15, 2010, June 15, 2013 and June 15, 2018, you will have the right, at your option, to require us to repurchase any outstanding notes for which you have properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions. You may submit your notes for repurchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date.

      We will purchase each outstanding note for which such holder has properly delivered and not withdrawn a written repurchase notice at a purchase price equal to 100% of the principal amount of such note, together with accrued and unpaid interest up to, but not including, the repurchase date.

      We will pay the repurchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “Certain U.S. Federal Income Tax Considerations.”

      On a date not less than 20 business days prior to each repurchase date, we will be required to give notice to all holders at their addresses shown in the register of The Bank of New York, as registrar, and to beneficial owners as required by applicable law, and disseminate a press release through Dow Jones &

Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases, stating, among other things, the procedures that holders must follow to require us to repurchase their notes.

      The repurchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the repurchase date and must state:

•	the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the aggregate principal amount of notes to be repurchased; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

      A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the repurchase date. The notice of withdrawal shall state:

•	the certificate numbers of the notes being withdrawn;

•	the aggregate principal amount of the notes being withdrawn; and

•	the aggregate principal amount, if any, of the notes that remain subject to the repurchase notice.

      In connection with any repurchase offer, we will

•	comply in all material respects with the applicable provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with the federal and state securities laws.

      Our obligation to pay the repurchase price for a note as to which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with the necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the note to be paid on the later of the repurchase date or the time of delivery of the note.

      If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

Repurchase Upon a Change in Control

      If a “change in control” as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously repurchased or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date.

      At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock or a combination of cash and our common stock. If we decide to pay all or a portion of the repurchase price with our own common stock, our common stock will be valued at 95% of the average sale prices of our common stock for the five consecutive trading days ending on the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions provided in the indenture.

      Within 30 days after the occurrence of a change in control, we are obligated to give each registered holder of notes notice of the change in control, which notice must state, among other things, the repurchase right arising as a result of the change in control, the procedures that holders must follow to exercise these rights and whether the purchase price will be paid in cash, our common stock or a combination of cash and our common stock. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a registered holder must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of such holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.

      A change in control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we convey, sell, transfer or lease all or substantially all of our assets to another person.

      However, a change in control will not be deemed to have occurred if:

•	the sale price of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of ten consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

•	all or substantially all (but in no event less than 90%) of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change in control in the preceding paragraph consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests.

      For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate;

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	a “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules to the extent they apply at that time.

      The definition of change in control includes a phrase relating to the conveyance, sale, transfer or lease of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be senior to the notes.

      Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Subordination of Notes

      Upon any distribution to our creditors in our liquidation or winding up or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the payment of all amounts due on the notes (other than cash payments due upon conversion in lieu of fractional shares) will be subordinated, to the extent provided in the indenture, in right of payment to the prior payment in full of all senior indebtedness.

      We will not pay, directly or indirectly, any amount due on the notes (including any repurchase price pursuant to the exercise of a repurchase right, but excluding cash payments due upon conversion in lieu of fractional shares), or acquire any of the notes, in the following circumstances:

•	if any default in payment of principal, premium, if any, or interest on senior indebtedness (as defined below) exists beyond any applicable grace period, unless and until the default has been cured or waived or has ceased to exist;

•	if any default, other than a default in payment of principal, premium, if any, or interest, has occurred with respect to senior indebtedness, and that default permits the holders of the senior indebtedness to accelerate its maturity, until the expiration of the “payment blockage period” described below; or

•	if the maturity of senior indebtedness has been accelerated, until the senior indebtedness has been paid or the acceleration has been cured or waived.

      A “payment blockage period” is a period that begins on the date that we receive a written notice from any holder of senior indebtedness or a holder’s representative, or from a trustee under an indenture under which senior indebtedness has been issued, that an event of default with respect to and as defined under any senior indebtedness (other than default in payment of the principal of, or premium, if any, or interest on any senior indebtedness), which event of default permits the holders of senior indebtedness to accelerate its maturity, has occurred and is continuing and ends on the earlier of (l) the date on which such event of default has been cured or waived, (2) 180 days from the date notice is received, (3) the date on which such senior indebtedness is discharged or paid in full or (4) the date of which such payment blockage period shall have been terminated by written notice to the trustee or us from the trustee or other representative initiating such payment blockage period. Notwithstanding the foregoing, no new payment blockage notice shall be given until a period of at least 365 consecutive days shall have elapsed since the beginning of the prior payment blockage period. No default (other than a default in payment) that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any subsequent payment blockage notice, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. However, if the maturity of such senior indebtedness is accelerated, no payment may be made on the notes until such senior indebtedness that has matured has been paid or such acceleration has been cured or waived.

      Senior indebtedness is defined in the indenture as all indebtedness (as defined below) of ours outstanding at any time, except the notes, indebtedness that by its terms provides that it shall not be “senior” in right of payment to the notes or indebtedness that by its terms provides that it shall be “pari passu” or “junior” in right of payment to the notes. Senior indebtedness does not include our indebtedness to any of our subsidiaries or our 3 1/4% convertible subordinated notes due 2007. We currently do not have any other subordinated indebtedness outstanding.

      Indebtedness is defined with respect to any person as the principal of, and premium, if any, and interest on (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by such person for money), (b) all obligations incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets (except trade payables), (c) guarantees by such person of indebtedness described in clause (a) or (b) of another person, (d) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation or guarantee, (e) all reimbursement obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person, (f) all capital lease obligations of such person and (g) all net obligations of such person under interest rate swap, currency exchange or similar agreements of such person.

      By reason of the subordination provisions described above, in the event of our insolvency, funds which would otherwise be payable to noteholders will be paid to the holders of senior indebtedness to the extent necessary to pay senior indebtedness in full. As a result of these payments, holders of the notes may recover less, ratably, than holders of senior indebtedness.

      A portion of our operations are currently and are expected in the future to be conducted through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends and loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations.

      The notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease commitments) of our subsidiaries. Any right that we have to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

      There are no restrictions in the indenture upon the creation of additional senior indebtedness by us, or on the creation of any indebtedness by us or any of our subsidiaries. As of September 30, 2003, we had approximately $410 million of consolidated obligations effectively ranking senior to the notes.

Merger or Consolidation, or Conveyance, Transfer or Lease of Properties and Assets

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on the Nasdaq National Market (provided, however, that in the case of a transaction where the surviving entity is organized under the laws of a foreign jurisdiction, we may not consummate the transaction without first (1) making provision for the satisfaction of our obligations to repurchase notes following a change in control, if any, (2) amending the terms of the notes to provide that, in the event we are required under the laws of such foreign jurisdiction (or any political subdivision thereof) to withhold or deduct amounts in respect of taxes from payments made to holders on the notes, we will pay, subject to certain standard exceptions, such additional amounts to the holders as may be necessary so that each holder will receive the same amounts it would have received had no such withholding or deduction been required, and (3) obtaining an opinion of tax counsel experienced in such matters to the effect that, under then existing U.S. federal income tax laws, there would be no material adverse tax consequences to holders of the notes resulting from such transaction);

•	such person assumes all our obligations under the notes and the indenture; and

•	we or such successor person shall not immediately thereafter be in default under the indenture.

      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

      Although such transactions are permitted under the indenture, certain of the above transactions could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described in “— Repurchase Upon a Change in Control.”

Events of Default and Remedies

      The following will be events of default for the notes:

•	default in the payment of the principal amount, redemption price or repurchase price with respect to any note when such amount becomes due and payable, whether or not prohibited by the subordinated provisions of the indenture;

•	default in the payment of accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days, whether or not prohibited by the subordinated provisions of the indenture;

•	failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	failure by us to provide notice of a change in control in accordance with the terms of the indenture;

•	default by us or any “significant subsidiary” in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the aggregate principal amount then outstanding of $30,000,000 or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 business days after notice to us in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us or a significant subsidiary.

      A “significant subsidiary” is any “significant subsidiary” of ours as defined in Rule 1-02 of Regulation S-X of the SEC (as such regulation is in effect on the date of issuance of the notes). Our principal “significant subsidiaries” as of the date of this prospectus are Porex Corp., WebMD, Inc., WebMD Practice Services, Inc., Envoy Corporation, Advance Business Fulfillment, Inc., Envoy/Express Bill, Inc. and Medifax-EDI Holding Company.

      If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization involving us, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Modifications of the Indenture

      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

•	reduce the rate or change the time of payment of interest (including any liquidated damages) on any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount, redemption price or repurchase price with respect to any note;

•	make any change that adversely affects the right of a holder to require us to repurchase a note;

•	adversely affect the right to convert, or receive payment with respect to, a note, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes;

•	modify the subordination provisions of the indenture in a manner adverse to the holders of the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      In addition, we may be limited in our ability to make the foregoing changes to the extent that such changes would adversely affect holders of our senior indebtedness.

      Without the consent of any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the indenture under the Trust Indenture Act; or

•	to cure any ambiguity, inconsistency or other defect in the indenture.

      No supplemental indenture entered into pursuant to the third, fourth, fifth or sixth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount of the notes, however, if such supplemental indenture may materially and adversely affect the interests of the holders of the notes.

      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, if any (including liquidated damages), redemption price or repurchase price or obligation to deliver common shares upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

      The notes were issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

      The notes are evidenced by one or more global notes, which have been deposited with the trustee, as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

      In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

      So long as the notes are in global form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by the global note;

•	you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

      The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

      Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

      Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

      We will make payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

      We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

      We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible, after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose account the notes are credited on the record date identified in a listing attached to the omnibus proxy.

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

      DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

•	certain participants, or their representatives, together with other entities, own DTC; and

•	indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Payment

      We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York.

      Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on June 1 or December 1, whether or not a business day, immediately preceding the relevant interest payment date (each a “regular record date”).

      Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participants or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

      We have initially appointed the trustee as paying agent. We may terminate the appointment of any paying agent and appoint additional or other paying agents. Notice of any termination or appointment and of any change in the office through which any paying agent will act will be given in accordance with “— Notices” below.

      All monies deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, interest, repurchase price or redemption price on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

No Personal Liability of Directors, Officers, Employees, Incorporators and Shareholders

      No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

Reports to Trustee

      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders. We will also furnish the trustee with a certificate following the end of each fiscal year as to whether any default or event of default exists under the indenture.

Registration Rights

      In connection with the private placement of the notes on June 25, 2003, we entered into a registration rights agreement with the initial purchaser of the notes. In the registration rights agreement, we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, at our expense to use our reasonable best efforts to keep effective the shelf registration statement of which this prospectus is a part until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of WebMD; or (iii) two years after the effective date of the shelf registration statement of which this prospectus is a part.

      We are permitted to suspend the use of this prospectus in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of this prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 12-month period.

      We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest, referred to as “liquidated damages,” will accrue on the notes if either of the following registration defaults occurs:

•	on or prior to the 90th day following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC; or

•	on or prior to the 180th day following the date the notes were originally issued, the shelf registration statement is not declared effective.

      In addition, liquidated damages will accrue on any notes and shares of common stock issued upon conversion of the notes which are then registrable securities if:

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive, during any 90-day period; or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

      In any of the above cases, during such times as we are obligated to keep the shelf registration statement effective, liquidated damages will accrue on any notes and shares issued on conversion of the notes which are then registrable securities, and whose holders have timely provided to us the required selling securityholder information for inclusion in this prospectus, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date following the date on which the liquidated damages began to accrue. We will pay liquidated damages, if any, in cash to the persons in whose name the note or common stock issued upon conversion of the note is registered at the close of business on June 1 or December 1, whether or not a business day, immediately preceding the relevant interest payment date.

      The rates at which liquidated damages will accrue, in the case of notes, will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default; and

•	0.5% of the principal amount per annum from and after the 91st day after the registration default.

      The rates at which liquidated damages will accrue, in the case of common stock issued upon conversion of the notes, will be as follows:

•	0.25% per annum of the principal amount of notes that would be convertible into such number of shares of our common stock to and including the 90th day after the registration default; and

•	0.5% per annum of the principal amount of notes that would be convertible into such number of shares of our common stock from and after the 91st day after the registration default.

      The second interest payment on June 15, 2004 will include liquidated damages accrued from and including December 23, 2003 to but excluding the date the SEC declares effective the registration statement of which this prospectus is a part at the rate of 0.25% of the principal amount of the notes per annum, representing liquidated damages accrued as a result of our failure to cause the shelf registration of which this prospectus is a part to be declared effective by the SEC by December 22, 2003, or the 180th day following the date the notes were originally issued.

      We agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement of which this prospectus is a part.

      This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Notices

      Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

      Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

      We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Governing Law

      The indenture, the notes and the registration rights agreement provide that they are governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

      The Bank of New York is the trustee, security registrar, paying agent and the conversion agent.

      If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

      The Bank of New York also serves as trustee under the indenture governing our 3 1/4% convertible subordinated notes due 2007. The Bank of New York may in the future engage in other commercial banking transactions with us. The Bank of New York will be permitted to engage in such other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign as trustee.

DESCRIPTION OF CAPITAL STOCK

      The following summary of certain provisions of our common stock and preferred stock is not complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are available to investors upon request.

General

      Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. At January 31, 2004, 309,194,788 shares of our common stock were outstanding and no shares of any series of preferred stock were outstanding.

Common Stock

      Issued and outstanding shares of our common stock are fully paid and nonassessable upon payment therefor. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as our Board of Directors may from time to time determine. We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Shares of our common stock are not convertible and holders have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of WebMD, the holders of our common stock are entitled to receive pro rata those of our assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including election of directors. There is no cumulative voting in the election of directors.

Preferred Stock

      Our Board of Directors is authorized to issue preferred stock and to determine its rights, preferences and privileges. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of preferred stock by us could adversely affect the voting power of the holders of our common stock. In addition, we could issue preferred stock as a means of discouraging, delaying or preventing a change in control.

Warrants

      As of September 30, 2003, warrants to purchase 25,550,425 shares of our common stock were outstanding at exercise prices ranging from $0.67 to $74.22 per share, with a weighted average exercise price of $20.34 per share. Substantially all of these outstanding warrants were vested and exercisable as of September 30, 2003.

Anti-Takeover Provisions

      Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and the certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

     Delaware Takeover Statute

      We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to WebMD and, accordingly, may discourage attempts to acquire us.

     Certificate of Incorporation and Bylaws

      Board Authority to Issue Preferred Stock without Stockholder Approval. Our Board of Directors is authorized to issue preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval.

      Staggered Board; Ability of Board to Change Size of Board. Our Board of Directors consists of nine members. Our bylaws provide that this number may be changed by a resolution adopted by our Board of Directors. Directors are divided into three classes. Each year the directors’ positions in one of the three classes are subject to election so that it would take three years to replace the entire board and two years to replace a majority of the board, absent resignation or premature expiration of a director’s term, which may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of WebMD.

      Filling of Board Vacancies; Removals. Any vacancies on the Board of Directors resulting from death, resignation, disqualification or removal shall, unless the Board of Directors determines by resolution that any such vacancies shall be filled by stockholders, be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified. A director may be removed, only with cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

      Stockholder Action Instead of Meeting by Unanimous Written Consent. Our certificate of incorporation provides that any action to be taken by our stockholders must be effected at an annual or special stockholder meeting and may not be taken by written consent.

      Call of Special Meetings. Our bylaws provide that special meetings of our stockholders may be called by a majority of the members of our Board of Directors, by the chairman of our Board of Directors or by our chief executive officer.

      Stockholder Proposals and Nominations. Our bylaws require advance written notice by a stockholder of a proposal that such stockholder desires to present at an annual meeting or of a nomination of a person for election to our Board of Directors at an annual or special meeting. These provisions will delay consideration of a stockholder proposal or nomination until the next annual meeting unless a special meeting is called by our Board of Directors.

      Generally, we must receive a stockholder’s notice of a proposal to be considered at an annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, however, we must receive the notice not later than the close of business on the tenth day following the earlier of the day on which notice of the annual meeting is mailed and the day on which we publicly announce the date of the annual meeting. No business other than that stated in the notice may be transacted at any special meeting.

      Generally, we must receive a stockholder’s notice of a nomination for director to be considered at an annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, however, we must receive the notice not later than the close of business on the tenth day following the earlier of the day on which notice of the annual meeting is mailed and the day on which we publicly announce the date of the annual meeting. We must receive a stockholder’s notice of a nomination for director to be considered at a special meeting not later than the close of business on the tenth day following the earlier of the day on which notice of the special meeting is mailed and the day on which we publicly announce the date of the special meeting.

      Bylaw Amendments. Our bylaws may be amended or repealed, and new bylaws made, by the affirmative vote of the holders of a majority of the total voting power of all classes of outstanding capital stock voting thereon as a single class or by our Board of Directors.

      Limitations on Liability and Indemnification of Officers and Directors. Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We generally enter into separate indemnification agreements with our directors and executive officers implementing such indemnification and providing similar protection even if our certificate of incorporation or bylaws are subsequently amended.

Transfer Agent and Registrar

      American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

      Our common stock has traded on the Nasdaq National Market under the symbol “HLTH” since February 11, 1999.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

      This is a summary of certain U.S. federal income tax consequences relevant to a holder of notes. All references to “holders” (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of notes. The discussion below deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, or persons holding notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes. It is also limited to original purchasers of notes who acquire the notes at the issue price (as defined below).

      Except where specifically indicated below, we do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

•	the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

•	U.S. Holders (as defined below) who hold the notes whose functional currency is not the U.S. dollar;

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or

•	any U.S. federal, state, local or foreign tax consequences of owning or disposing of the common stock.

      Persons considering the purchase of notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction. This summary is based upon laws, regulations, rulings and decisions now in effect all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. No statutory, regulatory, administrative or judicial authority directly addresses the treatment of the notes for U.S. federal income tax purposes, although a published ruling from the Internal Revenue Service (which we refer to as the IRS) on the treatment of notes similar to the notes offered hereby is consistent with the treatment described herein. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below. As a result, there is a possibility that the IRS will disagree with the tax characterizations and the tax consequences described below.

      For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	a citizen or resident alien individual of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

      A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisor.

      We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

      We have been advised by our counsel, Shearman & Sterling LLP, that the notes will be treated as indebtedness for U.S. federal income tax purposes and that the notes will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations). Moreover, pursuant to the terms of the indenture, we and each holder of notes agree, for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations with a “comparable yield” calculated in the manner described below.

U.S. Holders

      The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder.

Accrual of Interest on the Notes

      Pursuant to the CPDI regulations, a U.S. Holder will be required to accrue interest income on a note, in the amounts described below for each taxable year the U.S. Holder holds a note, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders generally will be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year. The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the U.S. Holder holds the note, adjusted if necessary as described below. In general, the daily portion is (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period, divided by (2) the number of days in the accrual period.

      The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the notes. The term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is an annual rate of 8.0%, compounded semiannually. No assurance can be given, however, that the IRS would not challenge the comparable yield determination. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which we have determined.

      The CPDI regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. These payments set forth on the schedule must produce a total return on the notes equal to the comparable yield. The projected payment schedule includes both fixed coupon payments and estimated payments of contingent interest, as well as an estimate for a payment at maturity taking into account the fair market value of the common stock that might be paid upon a conversion of the notes.

      Pursuant to the terms of the indenture, each holder of notes has agreed to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the notes. This comparable yield and the schedule of projected payments are set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under “Incorporation by Reference.”

      The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of our common stock received in that year.

      If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.

      If a U.S. Holder were to purchase a note at a discount or premium to the adjusted issue price, the discount would be treated as a positive adjustment under the CPDI regulations and the premium would be treated as a negative adjustment under the CPDI regulations. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the note by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the note pro rata with the accruals of original issue discount at the comparable yield. U.S. Holders should consult their own tax advisors regarding these allocations.

Sale, Exchange, Conversion or Redemption

      Upon the sale, repurchase by us at the option of a holder or exchange of a note, or the redemption of a note for cash, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes include the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a note, or upon the repurchase of a note where we elect to pay in common stock, as a payment under the CPDI regulations. As described above, holders have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

      The amount of gain or loss on a taxable sale, repurchase by us at the option of a holder, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the note (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations under the Code.

      A U.S. Holder’s tax basis in our common stock received upon a conversion of a note or upon a U.S. Holder’s exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

Constructive Dividends

      If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion rate of the notes is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of a cash dividend could result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. Any such deemed dividend would not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation.

Backup Withholding Tax and Information Reporting

      Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability.

Non-U.S. Holders

      The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder.

      Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes

      All payments on the notes to a Non-U.S. Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income or withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

(ii) the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

(iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment); and

(iv) the notes are actively traded and our common stock continues to be actively traded, within the meaning of section 871(h)(4)(C)(v)(1) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NASDAQ).

      If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Adjustments to Conversion Ratio

      A Non-U.S. Holder may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on income attributable to an adjustment to the conversion rate of the notes.

Backup Withholding Tax and Information Reporting

      In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if the Non-U.S. Holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

SELLING SECURITYHOLDERS

      We originally issued the notes in a private placement in June and July 2003. The notes were resold by the initial purchaser of the notes in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

      The following table sets forth information as of February 5, 2004 about the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)	Outstanding(2)

AG Domestic Convertibles, L.P.(3a)	$1,050,000	*	68,226	*
c/o Angelo Gordon & Co. L.P.
245 Park Avenue
New York, NY 10167
AG Offshore Convertibles, Ltd.(3b)	$1,950,000	*	126,706	*
c/o Angelo Gordon & Co. L.P.
245 Park Avenue
New York, NY 10167
Akanthos Arbitrage Master Fund, LP(4)	$4,500,000	1.29%	292,398	*
21700 Oxnard Street
Woodland Hills, CA 91367
Allstate Insurance Company(5)	$1,500,000	*	97,466	*
3075 Sanders Road, Suite G6B
Northbrook, IL 60062
Bear, Stearns & Co. Inc.(6)	$1,000,000	*	64,977	*
383 Madison Avenue, 23rd Floor
Global Fund Management
New York, NY 10179
CNH CA Master Account, L.P.(7)	$1,000,000	*	64,977	*
c/o AQR Capital Management, LLC
900 3rd Avenue
New York, NY 10022
Canyon Capital Arbitrage Master Fund, Ltd.(8a)	$8,700,000	2.49%	565,303	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
Canyon Value Realization Fund, L.P.(8b)	$4,350,000	1.24%	282,651	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
Canyon Value Realization Mac 18, Ltd. (RMF)(8c)	$1,740,000	*	113,060	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
Canyon Value Realization Fund (Cayman), Ltd.(8d)	$11,890,000	3.40%	772,580	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
Citadel Equity Fund Ltd.(9)	$41,150,000	11.76%	2,673,816	*
131 South Dearborn Street, 27th Floor
Chicago, IL 60603

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)	Outstanding(2)

Citadel Jackson Investment Fund Ltd.(9)	$5,350,000	1.53%	347,629	*
131 South Dearborn Street, 27th Floor
Chicago, IL 60603
Clinton Multistrategy Master Fund, Ltd.(10)	$4,200,000	1.20%	272,905	*
c/o Clinton Group, Inc.
9 West 57th Street, 26th Floor New York, NY 10019
Clinton Riverside Convertible Portfolio Limited(11)	$7,800,000	2.23%	506,823	*
c/o Clinton Group, Inc.
9 West 57th Street, 26th Floor New York, NY 10019
Context Convertible Arbitrage Fund, LP(12a)	$875,000	*	56,855	*
12626 High Bluff Drive, Suite 440
San Diego, CA 92130
Context Convertible Arbitrage Offshore, LTD(12b)	$1,625,000	*	105,588	*
12626 High Bluff Drive, Suite 440
San Diego, CA 92130
Credit Suisse First Boston Europe Limited(13)	$107,500,000	30.71%	6,985,060	2.21%
Credit Suisse First Boston LLC
Reorganization Department
2nd Floor, One Madison Avenue
New York, NY 10010
Deephaven Domestic Convertible Trading Ltd.(14)	$985,000	*	64,003	*
130 Cheshire Lane, Suite 102
Minnetonka, MN 55305
Fore Convertible Master Fund, Ltd.(15)	$15,107,000	4.32%	981,612	*
c/o Fore Advisors, LP
280 Park Avenue, 43rd Floor
New York, NY 10017
Gaia Offshore Master Fund, Ltd.(16)	$3,800,000	1.09%	246,914	*
750 Lexington Avenue
New York, NY 10022
GLG Market Neutral Fund(17)	$5,000,000	1.43%	324,886	*
c/o GLG Partners LP
One Curzon Street
London W1J5HB
Grace Convertible Arbitrage Fund, Ltd.(18)	$2,500,000	*	162,443	*
1560 Sherman Avenue, Suite 900
Evanston, IL 60201
Guggenheim Portfolio Company VIII, (Cayman), Ltd.(19)	$2,700,000	*	175,439	*
c/o Fore Advisors, LP
280 Park Avenue, 43rd Floor
New York, NY 10017

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)	Outstanding(2)

HFR TQA Master Trust(20)	$91,000	*	5,913	*
c/o TQA Investors, L.L.C.
405 Lexington Avenue
New York, NY 10017
KBC Financial Products USA, Inc.(21)	$1,500,000	*	97,466	*
140 East 45th Street
2 Grand Central Tower, 42nd Floor
New York, NY 10017-3144
LDG Limited(22)	$242,000	*	15,725	*
48 Par-la-Ville Road, Suite 780
Hamilton HM 11
Bermuda
Lexington Vantage Fund(20)	$40,000	*	2,599	*
c/o TQA Investors L.L.C.
405 Lexington Avenue
New York, NY 10017
Lyxor/Gaia II Fund Ltd.(16)	$1,200,000	*	77,973	*
750 Lexington Avenue
New York, NY 10022
Man Convertible Bond Master Fund, Ltd.(23)	$2,981,000	*	193,697	*
c/o Marin Capital Partners, LP
101 Glacier Point Road, Suite D
San Rafael, CA 94901
Man Mac 1 Limited(24)	$5,000,000	1.43%	324,886	*
c/o Fore Advisors, LP
280 Park Avenue, 43rd Floor
New York, NY 10017
National Bank of Canada(25)	$1,000,000	*	64,977	*
c/o Context Capital Management
12626 High Bluff Drive
San Diego, CA 92130
National Bank of Canada(26)	$2,000,000	*	129,955	*
c/o Putnam Lovell NBF Securities, Inc.
65 East 55th Street, 34th Floor
New York, NY 10022
Oppenheimer Convertible Securities Fund(27)	$4,000,000	1.14%	259,909	*
2 World Financial Center, 11th Floor
New York, NY 10281
Sphinx Convertible Arbitrage Fund SPC(28)	$15,000	*	975	*
130 Cheshire Lane, Suite 102
Minnetonka, MN 55305
Sphinx Fund(20)	$94,000	*	6,108	*
c/o TQA Investors L.L.C.
405 Lexington Avenue, 45th Floor
New York, NY 10174
St. Thomas Trading, Ltd.(29)	$3,019,000	*	196,166	*
c/o Marin Capital Partners, LP
101 Glacier Point Road, Suite D
San Rafael, CA 94901

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)	Outstanding(2)

TD Securities (USA) Inc.(30)	$17,000,000	4.86%	1,104,614	*
c/o Fore Advisors, LP
280 Park Avenue, 43rd Floor
New York, NY 10017
TQA Master Fund Ltd.(20)	$1,737,293	*	112,885	*
c/o TQA Investors L.L.C.
405 Lexington Avenue, 45th Floor
New York, NY 10174
TQA Master Plus Fund Ltd.(20)	$3,518,707	1.01%	228,636	*
c/o TQA Investors L.L.C.
405 Lexington Avenue, 45th Floor
New York, NY 10174
UBS AG London Branch(31)	$22,000,000	6.29%	1,429,501	*
677 Washington Blvd.
Stamford, CT 06901
White River Securities L.L.C.(32)	$1,000,000	*	64,977	*
383 Madison Avenue, 23rd Floor
Global Fund Management
New York, NY 10179
Xavex-Convertible Arbitrage 7 Fund(20)	$486,000	*	31,579	*
c/o TQA Investors L.L.C.
405 Lexington Avenue, 45th Floor
New York, NY 10174
Zurich Institutional Benchmarks Master Fund Ltd.(20)	$382,000	*	24,821	*
c/o TQA Investors L.L.C.
405 Lexington Avenue, 45th Floor
New York, NY 10174
Any other holder of notes or future transferee, pledgee, donee or successor of any holder(33)	$46,422,000	13.26%	3,016,361	*

Total	$350,000,000	100%	22,742,040	6.85%

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 64.9773 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 309,194,788 shares of common stock outstanding as of January 31, 2004. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3a)	The general partners of AG Domestic Convertibles, L.P. are Michelangelo, L.P. and AG Convertible Advantage, L.P. The general partner of Michelangelo, L.P. and AG Convertible Advantage, L.P. that has power to direct the voting and disposition of securities held by such entities is Angelo, Gordon & Co., L.P. The general partners of Angelo, Gordon & Co., L.P. are John Angelo and Michael Gordon.

(3b)	The shareholders of AG Offshore Convertibles, Ltd. are Raphael II Ltd., Donatello Ltd. and American Masters Fund “AG Absolute Return Series” Ltd. The investment manager of these entities that has power to direct the voting and disposition of securities held by them is Angelo, Gordon & Co., L.P. The general partners of Angelo, Gordon & Co., L.P. are John Angelo and Michael Gordon.

(4)	The general partner of Akanthos Arbitrage Master Fund, LP is Akanthos Capital Management, LLC. The managing member of Akanthos Capital Management, LLC who has power to direct the voting and disposition of the securities held by Akanthos Arbitrage Master Fund, LP is Michael Kao.

(5)	The Allstate Corporation, a New York Stock Exchange listed company, is the parent company of Allstate Insurance Company, an Illinois insurance company. Allstate Investments, LLC, an affiliate of Allstate Insurance Company, is the investment manager for these entities.

(6)	Bear, Stearns & Co. Inc. is a publicly held corporation.

(7)	CNH Partners, LLC is the investment manager for CNH CA Master Account, L.P. and has power to direct the voting and disposition of the securities held by CNH CA Master Account, LP. The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(8a)	Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner.

(8b)	Canyon Capital Advisors LLC is the investment advisor for Canyon Value Realization Mac 18, Ltd. and has the power to direct investments by Canyon Value Realization Mac 18, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner.

(8c)	The general partner for Canyon Value Realization Fund, L.P. is Canpartners Investments III, L.P. The general partner of Canpartners Investments III, L.P. is Canyon Capital Advisors LLC. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julius, R. Christian B. Evensen and K. Robert Turner.

(8d)	Joshua S. Friedman, Mitchell R. Julis and R. Christian B. Evensen own all of the ordinary shares of Canyon Value Realization Fund (Cayman), Ltd., carrying full voting rights on all matters.

(9)	Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund Ltd. and Citadel Jackson Investment Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Equity Fund Ltd. and Citadel Jackson Investment Fund Ltd. Citadel disclaims beneficial ownership of the securities beneficially owned by Citadel Equity Fund Ltd. and Citadel Jackson Investment Fund Ltd. Kenneth C. Griffin indirectly controls Citadel. Mr. Griffin also disclaims beneficial ownership of the securities held by Citadel Equity Fund Ltd. and Citadel Jackson Investment Fund Ltd.

(10)	Clinton Group, Inc. is the investment advisor for Clinton Multistrategy Master Fund, Ltd. and has the power to direct the voting and disposition of securities held by Clinton Multistrategy Master Fund, Ltd. The controlling shareholder of Clinton Group, Inc. is Clinton Group Equity, Co., which is a wholly owned subsidiary of CGI Holdings Inc. of which George E. Hall is the controlling shareholder.

(11)	Clinton Group, Inc. is the investment advisor for Clinton Riverside Convertible Portfolio Limited and has the power to direct the voting and disposition of securities held by Clinton Riverside Convertible Portfolio Limited. The controlling shareholder of Clinton Group, Inc. is Clinton Group Equity, Co., which is a wholly owned subsidiary of CGI Holdings Inc. of which George E. Hall is the controlling shareholder.

(12a)	The general partner of Context Convertible Arbitrage Fund, LP is Context Capital Management LLC. The shareholders of Context Capital Management LLC who have power to direct the voting and disposition of the securities held by Context Convertible Arbitrage Fund, LP are Michael Rosen and William Fentig.

(12b)	The shareholder of Context Convertible Offshore, LTD that has power to control the voting and disposition of securities held by Context Convertible Offshore Fund, LTD is Context Capital Management LLC (c/o Fulcrum Limited). The controlling shareholders of Context Capital Management LLC are Michael Rosen and William Fentig.

(13)	The Managing Director of Credit Suisse First Boston Europe Limited who has power to direct the voting and disposition of securities held by Credit Suisse First Boston Limited is Mr. David Clarkson.

(14)	Deephaven Capital Management LLC is the investment manager for Deephaven Domestic Convertible Trading Ltd. and has the power to direct the voting and disposition of securities held by Deephaven Domestic Convertible Trading Ltd. The Chief Executive Officer of Deephaven Capital Management LLC is Colin Smith.

(15)	Bisys Hedge Fund Holdings, Ltd. has power to direct the voting and disposition of securities held by Fore Convertible Master Fund, Ltd. The shareholder of Bisys Hedge Fund Holdings, Ltd. that has power to direct the voting and disposition of securities held by Bisys Hedge Fund Holdings, Ltd. is Bisys Group, Inc., a publicly held entity.

(16)	Promethean Asset Management, LLC, a New York limited liability company (“Promethean”), serves as investment manager to Gaia Offshore Master Fund, Ltd. (“Gaia”) and the trading advisor for Lyxor/Gaia II Fund Ltd. (“Lyxor”) and may be deemed to share beneficial ownership of the securities beneficially owned by Gaia and Lyxor. The ownership information for each of these two selling securityholders does not include the ownership information for the other. Promethean disclaims beneficial ownership of the securities beneficially owned by Gaia and Lyxor, and each of Gaia and Lyxor disclaims beneficial ownership of the securities beneficially owned by the other. James F. O’Brien, Jr. indirectly controls Promethean. Mr. O’Brien disclaims beneficial ownership of the securities beneficially owned by Promethean, Gaia and Lyxor.

(17)	GLG Market Neutral Fund (the “Fund”) is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the Fund and has voting and dispositive power over the securities held by the Fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Philippe Jabre. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green and Philippe Jabre disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.

(18)	Grace Brothers Management, LLC has power to control the voting and disposition of securities held by Grace Convertible Arbitrage Fund, Ltd. The managing members of Grace Brothers Management, LLC are Messrs. Bradford Whitmore and Michael Brailov.

(19)	Guggenheim Advisors, LLC has power to direct the voting and disposition of securities held by Guggenheim Portfolio Company VIII (Cayman), Ltd. The members of Guggenheim Advisors, LLC have granted the voting, trading and other day to day management and supervisory powers for management of Guggenheim Advisors, LLC to any of Loren Katzovitz, Kevin Felix and Patrick Hughes.

(20)	TQA Investors, L.L.C. is the investment advisor for HFR TQA Master Trust, Lexington Vantage Fund, Sphinx Fund, TQA Master Fund Ltd., TQA Master Plus Fund Ltd., Xavex-Convertible Arbitrage 7 Fund and Zurich Institutional Benchmarks Master Fund and has power to direct the voting and disposition of the securities held by such entities. The shareholders of TQA Investors, L.L.C. are Robert Butman, John Idone, Paul Bucci, George Esser and Bartholomew Tesoriero.

(21)	KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the Notes owned by KBC Financial Products USA Inc. Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(22)	TQA Investors, L.L.C. is the investment advisor for LDG Limited and has power to direct the voting and disposition of the securities held by LDG Limited. The shareholders of TQA Investors, L.L.C. are Robert E. Butman, John Idone, Paul Bucci, George Esser and Bartholomew Tesoriero.

(23)	Marin Capital Partners, LP is the investment advisor to Man Convertible Bond Master Fund, Ltd. and has power to control the voting and disposition of securities held by Man Convertible Bond Master Fund, Ltd. The principals of Marin Capital Partners, LP are John Null and J.T. Hansen.

(24)	Man-Diversified Fund II Ltd. has been identified as the Controlling Entity of Man Mac 1 Ltd., the beneficial owner of the securities. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(25)	Context Capital Management LLC is an investment manager for the National Bank of Canada and has power to direct the voting and disposition of these securities held by the National Bank of Canada. The controlling shareholders of Context Capital Management LLC are Michael Rosen and William Fentig.

(26)	National Bank of Canada is a publicly held entity.

(27)	Mr. Ted Everett, Portfolio Manager of the Oppenheimer Convertible Securities Fund, has power to direct the voting and disposition of the securities held by the Oppenheimer Convertible Securities Fund.

(28)	Deephaven Capital Management LLC is the investment manager for Sphinx Convertible Arbitrage Fund SPC and has the power to direct the voting and disposition of the securities held by Sphinx Convertible Arbitrage Fund SPC. The Chief Executive Officer of Deephaven Capital Management LLC is Colin Smith.

(29)	Marin Capital Partners, LP is the investment advisor to St. Thomas Trading, Ltd. and has power to control the voting and disposition of securities held by St. Thomas Trading, Ltd. The principals of Marin Capital Partners, LP are John Null and J.T. Hansen.

(30)	TD Securities (USA) Inc. is a wholly owned subsidiary of The Toronto Dominion Bank, a publicly held entity.

(31)	Veronica Wilthew, Charlie Dietz, Tom Klein and Pat Costigan of UBS Securities LLC have power to direct the voting and disposition of securities held by UBS AG London Branch.

(32)	The Co-Presidents of White River Securities L.L.C. that have power to direct the voting and disposition of the securities held by White River Securities L.L.C. are David Liebowitz and Yan Erlikh.

(33)	Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.

      To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

      With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

      We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table.

      Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

      Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

      In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

      Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private placement are eligible for trading on The PortalSM Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PortalSM Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

      The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

      Under the registration rights agreement that has been filed as an exhibit to this registration statement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement of which this prospectus is a part, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of WebMD or (iii) two years after the effective date of the shelf registration statement of which this prospectus is a part.

      We are permitted to suspend the use of this prospectus in connection with the sale of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed a total of 45 days in any 90-day period or a total of 90 days in any 12-month period. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

      Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

      Shearman & Sterling LLP, New York, New York, counsel to WebMD will pass upon the validity of the notes and the shares of common stock issuable upon their conversion. As of February 5, 2004, Shearman & Sterling LLP owned an aggregate of 305,582 WebMD shares.

EXPERTS

      The consolidated financial statements and schedule of WebMD Corporation included in WebMD Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      We make available free of charge at www.webmd.com (in the “About WebMD” section) copies of materials we file with, or furnish to, the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our Web site is not a part of this prospectus.

      You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of the notes and common stock under this prospectus will update and supersede the information contained in this prospectus and incorporated filings. We incorporate by reference the following documents filed by us with the SEC (other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed):

Our SEC Filings	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2002; filed on
March 27, 2003, as amended on April 30, 2003
Quarterly Report on Form 10-Q	Filed on May 13, 2003
Quarterly Report on Form 10-Q	Filed on August 14, 2003
Quarterly Report on Form 10-Q	Filed on November 14, 2003
Current Report on Form 8-K	Filed on February 19, 2003
Current Report on Form 8-K	Filed on March 14, 2003, as amended on April 11, 2003
Current Report on Form 8-K	Filed on May 5, 2003
Current Report on Form 8-K	Filed on June 17, 2003
Current Report on Form 8-K	Filed on June 20, 2003, as amended on July 8, 2003
Current Report on Form 8-K	Filed on June 27, 2003
Current Report on Form 8-K	Filed on August 5, 2003
Current Report on Form 8-K	Filed on September 4, 2003
Current Report on Form 8-K	Filed on September 12, 2003
Current Report on Form 8-K	Filed on October 14, 2003
Current Report on Form 8-K	Filed on October 24, 2003
Current Report on Form 8-K	Filed on November 6, 2003
Current Report on Form 8-K	Filed on December 1, 2003
Current Report on Form 8-K	Filed on December 24, 2003
Proxy Statement	Filed on August 7, 2003
The description of our common stock contained in our registration statement on Form 8-A filed on February 8, 1999 pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purpose of updating this description.
Filed on February 8, 1999
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus and prior to the end of the offering of the notes and common stock under this prospectus

      Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

      You may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

WebMD Corporation

669 River Drive, Center 2
Elmwood Park, New Jersey 07407
Tel: (201) 414-2002
Attn: Investor Relations

      Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

      The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$28,315
Printing and engraving fees	15,000
Accountant’s fees and expenses	30,000
Legal fees and expenses	100,000
Miscellaneous expenses	10,000

Total	$183,315

Item 15.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      Our certificate of incorporation and by-laws provide that we shall, to the maximum extent permitted under Delaware law, indemnify any director or officer of the corporation who is or was made a party to any action or proceeding by reason of the fact that he or she is or was an agent of the corporation, against liability incurred in connection with such action or proceeding. We have entered into agreements with our directors, executive officers and some of our other officers implementing such indemnification. In addition, our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. We may also purchase and maintain insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Item 16.	Exhibits

      The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings

      a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Elmwood Park, New Jersey.

WEBMD CORPORATION

By:	/s/ ANDREW C. CORBIN

Andrew C. Corbin
Executive Vice President
and Chief Financial Officer

Dated: February 6, 2004

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

* Roger Holstein	Chief Executive Officer and Director (Principal executive officer)	February 6, 2004

/s/ ANDREW C. CORBIN Andrew C. Corbin	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	February 6, 2004

* Mark J. Adler, M.D.	Director	February 6, 2004

* Paul A. Brooke	Director	February 6, 2004

* Neil F. Dimick	Director	February 6, 2004

* James V. Manning	Director	February 6, 2004

* Herman Sarkowsky	Director	February 6, 2004

* Michael A. Singer	Director	February 6, 2004

Signature		Title	Date

* Joseph E. Smith		Director	February 6, 2004

* Martin J. Wygod		Director	February 6, 2004

*By:	/s/ ANDREW C. CORBIN Andrew C. Corbin Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Description

4.1	*	Indenture between WebMD Corporation and The Bank of New York, dated as of June 25, 2003, as amended (composite conformed copy) (incorporated by reference to Exhibit 4.1 to the registrant’s quarterly report on Form 10-Q for the second quarter of 2003).
4.2	*	Registration Rights Agreement dated as of June 25, 2003 between WebMD Corporation and Banc of America Securities LLC (incorporated by reference to Exhibit 4.2 to the registrant’s quarterly report on Form 10-Q for the second quarter of 2003).
4.3	*	Form of 1.75% Convertible Subordinated Note Due 2023 (included in Exhibit 4.1).
4.4	*	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s annual report on Form 10-K for the year ended December 31, 2000).
5.1	*	Opinion of Shearman & Sterling LLP.
12.1	*	Computation of Ratios of Earnings to Fixed Charges.
23.1		Consent of Ernst & Young LLP.
23.2	*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature pages to this registration statement).
25	*	Statement of Eligibility of Trustee on Form T-1.

*	Previously filed.